Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CITRIX SYSTEMS, INC.,

PICARD PARENT, INC.,

PICARD MERGER SUB, INC.

and

TIBCO SOFTWARE INC., solely for the limited purposes set forth herein

January 31, 2022

i

ii

Exhibit A – Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B – Form of Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated January 31, 2022 is entered into by and among Citrix Systems, Inc., a Delaware corporation (the “Company”), Picard Parent, Inc., a Delaware corporation and wholly-owned subsidiary of TIBCO (“Parent”), Picard Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of Sections 5.01, 5.02, 5.05, 5.07, 5.08, 5.09, 6.12, 6.14, 6.17, 6.25, 9.03, 9.04(a), 9.05, 9.06, 9.07, 9.08, 9.09, 9.10, 9.12, 9.13 and 9.14, TIBCO Software Inc., a Delaware corporation (“TIBCO”).

WHEREAS, the board of directors of each of the Company, Parent and Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each party’s willingness to enter into this Agreement, (i) Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (together, the “Equity Investors”), are entering into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Equity Investors have committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein, and (ii) each of Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (the “Elliott Guarantors”), Vista Equity Partners Fund V, L.P., a Delaware limited partnership and TIBCO (the “Vista Guarantors”, and collectively with the Elliott Guarantors, the “Guarantors”) is entering into a limited guarantee in favor of the Company (collectively, the “Guarantees”) with respect to the obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and certain persons, in their capacity as stockholders of the Company, are entering into a Voting and Support Agreement (the “Voting and Support Agreement”) in connection with the Merger; and

WHEREAS, (i) the board of directors of each of the Company Parent and Merger Sub have (A) determined that this Agreement and the Merger are advisable and in the best interests of their respective stockholders, (B) approved the Merger on the terms and subject to the conditions set forth herein, and (C) adopted and approved this Agreement, and (ii) the Company Board has recommended that the stockholders of the Company adopt this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that is either (i) in effect as of the date of this Agreement or (ii) executed and effective after the date hereof, in the case of each of clauses (i) and (ii), containing terms not less restrictive to the counterparty thereto in any material respect than the terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not contain any “standstill” or similar provisions that prohibit the making, or amendment, of any Acquisition Proposal).

“Acquisition Proposal” means any offer or proposal from any Third Party relating to any transaction or series of related transactions involving (i) any direct or indirect acquisition or purchase by any Third Party, whether from the Company or any other Person(s), of securities representing 15% or more of any class of outstanding voting securities of the Company after giving effect to the consummation of such acquisition or purchase, including any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of the total outstanding equity securities (by vote or economic interests) of the Company after giving effect to the consummation of such tender offer or exchange offer, (ii) any direct or indirect acquisition, purchase or exclusive license, whether by merger, amalgamation, consolidation, share exchange, business combination, joint venture or otherwise, by any Third Party of assets constituting or accounting for 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such purchase, acquisition or license), (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other reorganization of the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other transaction involving the Company, pursuant to which (x) the stockholders of the Company immediately preceding such transaction hold less than 85% of the total outstanding equity securities (by vote or economic interests) in the surviving or resulting entity of such transaction or (y) any Third Party would hold securities representing more than 15% of the total outstanding equity securities (by vote or economic interests) after giving effect to the consummation of such transaction or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Merger Consideration” means the sum of the aggregate per share Merger Consideration, plus the aggregate Option Cash Amount, plus the aggregate DSU Award Payments.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any applicable supranational, international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, statute, act, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 (Pub. L. 116–136), and any successor statute(s), together with any rulings or orders issued by any applicable Governmental Authority in connection therewith.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing Date” means the date on which the Closing actually occurs pursuant to Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2021 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2021.

“Company Balance Sheet Date” means September 30, 2021.

“Company Board” means the board of directors of the Company.

“Company Credit Agreements” means (i) the Amended and Restated Credit Agreement, dated as of November 26, 2019, by and among the Company, the lenders named therein and Bank of America, N.A., as administrative agent, as amended by that certain First Amendment to Credit Agreement, dated as of February 5, 2021, (ii) the Term Loan Credit Agreement, dated as of January 21, 2020, by and among the Company, the lenders named therein and Bank of America, N.A., as administrative agent, as amended by that certain First Amendment to Term Loan Credit Agreement, dated as of February 5, 2021, and (iii) the Term Loan Credit Agreement, dated as of February 5, 2021, by and among the Company, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement.

“Company DSU Awards” means deferred stock unit awards under the Company Stock Plans covering shares of Company Common Stock (including any restricted stock units deferred pursuant to the Company Stock Plans).

“Company Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each employment, severance, gratuity, jubilee, termination, indemnity or similar contract, plan, arrangement, policy or guidelines and (iii) each other plan or arrangement providing for compensation (including variable cash compensation and sales commissions), bonuses, profit-sharing, stock option or other stock-related rights (including restricted stock units and stock purchase rights) or other forms of cash or equity or equity-based incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than (x) any such contract, plan, arrangement or policy that is terminable “at will” (or following a notice period imposed by Applicable Law) without any contractual obligation on the part of the Company to make any severance, termination, change in control, or similar payment, or (y) any such contract, plan, arrangement or policy that is statutorily mandated and administered by a Governmental Authority, which, in each case of clauses (i) through (iii), is maintained, sponsored, administered or contributed to or required to be contributed to by the Company or any Subsidiary of the Company for the benefit of any current or former employees, directors, officers or individual consultants of the Company or any Subsidiary of the Company, or under or with respect to which the Company or any Subsidiary of the Company has or would reasonably be expected to have any current or contingent liability or obligation.

“Company Equity Awards” means the Company Stock Options, the Company DSU Awards, the Company RSU Awards and the Company PRSU Awards.

“Company Financial Advisor” means Qatalyst Partners LP or another independent financial advisor of nationally recognized reputation.

“Company Material Adverse Effect” means any change, event, effect, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (i) the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company and its Subsidiaries to consummate the Merger; provided, however, that, solely with respect to clause (i), none of the following (alone or in combination) shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, Distribution Partners, technology and other partners, suppliers, vendors, Governmental Authorities or other Third Parties); provided, however, that this clause (A) shall not apply to any representation or warranty contained in Section 4.04 of this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated by this Agreement;

(B) the identity of Parent or any of its Affiliates as the acquiror of the Company, or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company or its Subsidiaries;

(C) general business, economic or political conditions, or the capital, credit, banking, debt, financial or currency markets, in the United States or elsewhere in the world, or changes therein, including changes in interest or exchange rates or any suspension of trading in securities on any securities exchange or other market;

(D) general conditions in any industry in which the Company and its Subsidiaries operate, or changes therein;

(E) any changes in GAAP or other accounting standards (or the official interpretation thereof);

(F) any changes in Applicable Law (or official interpretation thereof), including the adoption, implementation, repeal or modification of any law, regulation or policy (or the official interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(G) the taking of any action, or refraining from taking any action, by the Company or any of its Subsidiaries, in each case at the express written direction of Parent or Merger Sub or as expressly required by this Agreement, or the taking of any action, or failure to take any action, by Parent, Merger Sub or any of their Affiliates;

(H) any Stockholder Litigation, or any Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(I) any outbreak, continuation or escalation of acts of terrorism, cyberterrorism, hostilities, sabotage or war, hurricanes, volcanoes, tornados, floods, earthquakes, tsunamis, mudslides, weather-related events, epidemics, pandemics (including COVID-19), plagues, public health events, fires or natural or man-made disaster or act of God;

(J) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation;

(K) any failure, in and of itself, by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets, guidance or forecasts of revenue, earnings, cash flow or any other financial measures (which include, for the avoidance of doubt, annualized recurring revenue and bookings) (whether made by the Company or any Third Parties), any change, in and of itself, in the Company’s credit ratings, or in the price or trading volume of shares of the Company Common Stock (it being understood that the underlying causes of such failures or changes in this clause (K) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, unless (and to the extent) such underlying cause would otherwise be excepted by this definition); or

(L) the matters expressly set forth in Section 4.09(b)(ii) of the Company Disclosure Schedule.

provided that in the case of clauses (C), (D), (E), (F) and (I), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a disproportionate adverse effect on the Company and its Subsidiaries as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been or would reasonably be expected to be a Company Material Adverse Effect.

“Company Notes” means the Company’s 1.250% Senior Notes due 2026, 4.500% Senior Notes due 2027, and 3.300% Senior Notes due 2030.

“Company Payoff Letters” means, with respect to each of the Company Credit Agreements, a payoff letter executed by the lenders or other creditors thereunder (or their duly authorized agent or representative), in each case, which shall be in form and substance reasonably satisfactory to Parent.

“Company PRSU Awards” means restricted stock unit awards under the Company Stock Plans that are subject to performance-based vesting.

“Company Required Financial Information” means (i) the audited consolidated balance sheet of the Company as of December 31, 2020 and 2019 and the related audited consolidated statements of income and cash flows for the fiscal years then ended, and (y) the unaudited condensed consolidated balance sheet of the Company as of September 30, 2021 and the related unaudited condensed consolidated statements of income and cash flows for the nine months then ended, (ii) (x) if the Marketing Period has not been completed on or prior to February 11, 2022, the audited consolidated balance sheet of the Company as of December 31, 2021 and the related audited consolidated statements of cash flows for the fiscal year then ended, and (y) if the Marketing Period has not been completed on or prior to (A) May 16, 2022, the unaudited condensed consolidated balance sheet of the Company as of March 31, 2022 and the related unaudited condensed consolidated statements of income and cash flows for the three months then ended, (B) August 12, 2022, the unaudited condensed consolidated balance sheet of the Company as of June 30, 2022 and the related unaudited condensed consolidated statements of income and cash flows for the six months then ended, or (C) November 11, 2022, the unaudited condensed consolidated balance sheet of the Company as of September 30, 2022 and the related unaudited condensed consolidated statements of income and cash flows for the nine months then ended; (iii) information reasonably requested by Parent in the preparation of the pro forma financial statements referred to in Section 6.17(c) (after giving effect to each of the provisos thereto); (iv) all other financial data and other information regarding the Company and its Subsidiaries that is reasonably requested by Parent and required for Parent to produce a customary offering memoranda for high yield debt securities issued on a “Rule 144A for life” basis (for the avoidance of doubt (a) excluding, without limitation, the Excluded Information, and (b) which shall be subject to the provisos in Section 6.17(c)) to consummate the offering of high-yield debt securities contemplated by the Debt Commitment Letter; and (v) a substantially complete draft of a customary “comfort” letter for a Rule 144A for life offering of high yield debt securities (including customary “negative assurance” and change period comfort) from independent accountants of the Company in connection with such Rule 144A offering that such independent accountants are prepared to deliver upon the “pricing” and “closing” of such offering; provided that in no event shall the Company Required Financial Information be deemed to include (and no provision of this Agreement shall be interpreted to require delivery by the Company, any of its Subsidiaries or their respective Representatives of) any Excluded Information. For the avoidance of doubt, financial statements referred to in clauses (i) and (ii) will be prepared in accordance with GAAP and the unaudited financial statements referred to in clauses (i) and (ii) of this section will be reviewed by the independent accountants of the Company as provided in the procedures specified by PCAOB AS 4015.

“Company Return” means any Tax Return of the Company or any of its Subsidiaries.

“Company RSU Awards” means restricted stock unit awards under the Company Stock Plans that are not subject to performance-based vesting.

“Company Stock Option” means each option to purchase shares of Company Common Stock (whether vested or unvested) outstanding under any Company Stock Plan, other than under the ESPP.

“Company Stock Plans” means, collectively, the Company’s Second Amended and Restated 2014 Equity Incentive Plan, the Company’s 2021 Inducement Plan, the Wrangler Topco, LLC Second Amended and Restated 2018 Equity Incentive Plan as assumed by the Company, the Wrike, Inc. Amended and Restated 2013 Stock Plan, as Amended and Restated and assumed by the Company, and the Company’s Amended and Restated 2005 Equity Incentive Plan, as amended.

“Company Termination Fee” means an amount equal to $409,000,000.

“Contract” means any legally binding contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“COVID-19” means SARS-CoV-2 or the coronavirus (COVID-19) pandemic, including any evolutions or mutations of SARS-CoV-2 or the coronavirus (COVID-19) disease or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester, safety or similar law, directive, protocols or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“Debt Financing Sources” shall mean each Person, together with such Person’s Affiliates, that has committed to provide the Debt Financing in connection with the transactions contemplated hereby, including the parties (subject to the immediately succeeding sentence) to the Debt Commitment Letter and any joinder agreements thereto. Notwithstanding the foregoing and for the avoidance of doubt, none of Parent, Merger Sub, the Preferred Equity Issuer or any of their respective Affiliates shall constitute “Debt Financing Sources”.

“Distribution Partners” means those Persons engaged by the Company and its Subsidiaries for the distribution and/or resale of technology, products and/or services of the Company and/or its Subsidiaries, including value-added resellers, value-added distributors, original equipment manufacturers and other third party distributors or resellers.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, (codified at 50 U.S.C. § 4565) and the regulations promulgated thereunder, codified at 31 C.F.R. Parts 800 to 802.

“Environmental Law” means any Applicable Law concerning pollution, public or worker health or safety (regarding exposure to Hazardous Substances), or protection of the natural environment, including any such Applicable Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of, or exposure to, any Hazardous Substance.

“Environmental Permits” means any Governmental Authorizations issued or required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would at any relevant time be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“ESPP” means the Company’s 2015 Employee Stock Purchase Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Im Laws” means all U.S. and non-U.S. applicable laws, regulations and Orders relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Foreign Employee Plan” means any Company Employee Plan that is maintained pursuant to or is subject to the laws of a country other than the United States.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company or any of its Subsidiaries on one hand and a Governmental Authority on the other or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Government Official” shall mean any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or trans-governmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any arbitrator or arbitral body (public or private).

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any substance, material, waste, pollutant, contaminant, toxic substance, hazardous waste, hazardous material or hazardous substance regulated under, or for which standards of conduct or liability may be imposed pursuant to, Environmental Law, including petroleum or petroleum-containing product or by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, toxic mold or radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as to the Company and its Subsidiaries, without duplication, all (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes or debentures, (iii) indebtedness of the Company and its Subsidiaries evidenced by letters of credit to the extent drawn and not cash collateralized, (iv) obligations of the Company or any of its Subsidiaries under leases required to be capitalized under GAAP (but excluding the effects of Financial Accounting Standards Board Accounting Standard Codification 842), (v) obligations of the Company or any of its Subsidiaries in respect of interest rate and currency obligation swaps and hedging arrangements, in each case, calculated as if the applicable swap or hedging arrangement was terminated at the Effective Time and (vi) obligations of the Company or any of its Subsidiaries to guarantee the types of payment obligations set forth in clauses (i)-(v) above on behalf of any Person other than the Company or its Subsidiaries; provided that, notwithstanding the foregoing or anything else to the contrary in this Agreement and for clarification, Indebtedness shall not include (A) any letters of credit to the extent not drawn (or otherwise cash collateralized), (B) surety bonds, performance bonds or other bonds to the extent not drawn (or otherwise cash collateralized), (C) any intercompany indebtedness among the Company and its direct or indirect wholly-owned Subsidiaries (including between such wholly-owned Subsidiaries), (D) deferred rent arising from free rental periods at the beginning of any lease, (E) any prepaid amounts, customer deposits or deferred revenue, (F) trade payables or other current liabilities in the ordinary course of business, (G) obligations under operating leases, (H) any fees, costs and expenses to the extent incurred by or at the written direction of Parent or Merger Sub relating to Parent’s, Merger Sub’s or any of their respective Affiliates’ financing (including any Financing) for the transactions contemplated by this Agreement or any other liabilities or obligations incurred by Parent, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or otherwise, (I) short-term deferred revenues, (J) obligations arising under revenue sharing agreements, deferred purchase price obligations, conditional sale obligations, escrow obligations, earnout obligations or similar obligations or (K) any fees, costs and expenses incurred by the Company that are reimbursable by Parent or Merger Sub hereunder, including pursuant to Section 6.17, Section 6.20 and Section 6.23.

“Indenture” means that certain Indenture, dated as of November 15, 2017, by and between the Company and the Trustee relating to the Company Notes, including, as applicable, (i) Supplemental Indenture dated as of November 15, 2017, (ii) Second Supplemental Indenture dated as of February 25, 2020, and (iii) Third Supplemental Indenture dated as of February 18, 2021.

“Knowledge of the Company” means the actual knowledge after reasonable inquiry of each of the individuals identified in Section 1.01 of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Made Available” means that such information, document or material was: (i) publicly available on the SEC EDGAR database prior to 5:00 p.m. Eastern time two Business Days prior to the execution of this Agreement; (ii) delivered to Parent or any of Parent’s Affiliates or Representatives via electronic mail, in hard copy form or via ShareFile or similar service prior to 9:00 p.m. Eastern time on January 30, 2022; or (iii) made available for review by Parent or any of Parent’s Affiliates or Representatives prior to 9:00 p.m. Eastern time on January 30, 2022 in the virtual data room maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement.

“Marketing Period” means the first period of fourteen consecutive Business Days after the date of this Agreement commencing on the date that (a) Parent has been provided the Company Required Financial Information and (b) all of conditions set forth in Section 7.01, have been satisfied or, to the extent permitted by Applicable Law, waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.01 to fail to be satisfied assuming the Closing were to be scheduled for any time during such fourteen consecutive Business Day period; provided that (i) if the Marketing Period has not been completed on or prior to August 19, 2022, then the Marketing Period shall not commence prior to September 6, 2022, (ii) November 25, 2022 shall not count as a Business Day for such fourteen consecutive Business Day period, (iii) if such fourteen consecutive Business Day period were to commence but would not be completed in accordance with its terms on or prior to December 16, 2022, then such fourteen consecutive Business Day period shall not commence prior to January 3, 2023, (iv) the Marketing Period shall be deemed to have been complied with and automatically end on any earlier date on which the Debt Financing is consummated and Parent shall have obtained the net proceeds contemplated thereby (including as a result of the issuance of notes into escrow) and (v) the Marketing Period shall be deemed not to have commenced if, after the date of this Agreement and prior to the completion of such fourteen consecutive Business Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any annual audited financial statements constituting Company Required Financial Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such auditor or another independent public accounting firm of recognized national standing, (B) the Company shall have announced, or the board of directors of the Company shall have determined, that a restatement of any historical financial information constituting Company Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Company Required Financial Information has been amended to reflect such restatement or Parent or the board of directors of Company subsequently concludes that no restatement shall be required in accordance with GAAP, (C) the Company Required Financial Information, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in the Company Required Financial Information not materially misleading in light of the circumstances under which such statements are made, in which case the Marketing Period shall not be deemed to commence unless and until such Company Required Financial Information has been updated or supplemented so that there is no longer, when taken as a whole, any such untrue statement of material fact or omission to state any material fact necessary in order to make the statements contained therein not materially misleading, when taken as a whole, in light of the circumstances under which such circumstances are made (provided that any supplemental disclosure that would typically be included in a customary pricing supplement (and that would not typically require circulating updated disclosure to potential investors prior to pricing of any related securities offering) shall not be construed to be a material misstatement or omission), or (D) the financial statements in the Company Required Financial Information are not sufficient to permit the Company’s independent public accountants to issue a customary “comfort” letter to the Financing Sources, including as to customary negative assurance and change period comfort, in order to consummate any offering of debt securities on any day during the Marketing Period (or the Company’s accountants are not prepared to issue a customary comfort letter subject to their completion of customary procedures). If at any time the Company shall reasonably believe that it has provided the Company Required Financial Information and that the Marketing Period has commenced, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, subject to clauses (A) through (C) above in the immediately preceding sentence, the Marketing Period will be deemed to have commenced on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not commenced and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent believes the Marketing Period has not commenced and what Company Required Financial Information is required to be delivered to commence the Marketing Period), following which the Company Required Financial Information shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Company Required Financial Information; provided that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Company Required Financial Information has in fact been delivered and that the Marketing Period has commenced.

“Nasdaq” means the Nasdaq Global Select Market.

“NISPOM” means National Industrial Security Program Operating Manual and related guidance issued by the Defense Counterintelligence and Security Agency.

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, decision, ruling, writ, award, or assessment enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator of competent jurisdiction that is binding upon or applicable to such Person or its property.

“Parent Material Adverse Effect” means any change, event, effect, occurrence or development that, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement.

“Parent Termination Fee” means an amount equal to $818,000,000.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes, assessments, utilities or other governmental charges or levies that are (A) not yet due and payable (or are due and payable without penalty) or (B) being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) the interests of lessors and sublessors of any leased properties and other statutory Liens in favor of lessors and sublessors, (iv) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use or occupancy of, or materially detract from the value of, the subject real property, (v) requirements and restrictions of zoning, building and other laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property, (vi) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar obligations, (vii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business which are not due and payable, and that do not materially interfere with the present use of, or materially detract from the value of, the real or tangible property related thereto, (viii) nonexclusive licenses and sublicenses of Intellectual Property granted in the ordinary course of business, (ix) Liens permissible under any applicable loan agreements or indentures, (x) Liens that do not materially adversely affect the use of or impair the value of the tangible asset or real property subject to such Liens, (xi) any Liens that would be discharged or released at or prior to the Closing, (xii) any Lien securing capital lease obligations or purchase money debt, and (xiii) Liens provided by operation of law.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means all data relating to an identified or identifiable natural person, household or device (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual, household or device) or information that constitutes “personal data”, “personal information” or “personally identifiable information”, or any similar term, as defined in Privacy Laws applicable to the Company and its Subsidiaries.

“Privacy Laws” means all Applicable Laws in any jurisdiction relating to the privacy and protection or processing of “personal data”, “personal information” or “personally identifiable information”, or any similar term, or to data breaches, security, or security breach notification requirements including, in each case to the extent applicable to the Company or any of its Subsidiaries, the Federal Trade Commission Act, California Consumer Privacy Act (“CCPA”), Video Privacy Protection Act (“VPPA”), Telephone Consumer Protection Act (“TCPA”) and EU General Data Protection Regulation (Regulation 2016/679/EU) (“EU GDPR”), the EU GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, the UK Data Protection Act 2018, the e-Privacy Directive (2002/58/EC) and the UK Privacy and Electronic Communications (EC Directive) Regulations 2003, including any predecessor, successor or implementing legislation, and any amendments or re-enactments, of the foregoing.

“Proceeding” means any suit, claim, action, charge, demand, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, inquiry, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority.

“Representatives” means, with respect to any Person, its Affiliates, directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents, advisors and representatives of such Person.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five years the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.

“Sanctions Laws” means all U.S. and non-U.S. laws, regulations, and Orders relating to economic or trade sanctions, including the laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Litigation” means any Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any related transaction (including any such Proceeding (a) based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries or (b) alleging or asserting any misrepresentation or omission in the Proxy Statement); provided that any Proceeding (x) solely among the parties hereto, (y) solely with any Financing Sources related to this Agreement or (z) involving or arising under any Antitrust Law shall not be considered Stockholder Litigation.

“Subsidiary” means, with respect to any Person, any entity of which fifty percent or more of the combined total voting power of the outstanding voting securities are directly or indirectly owned by such Person or any other Person in which such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board or any committee thereof has determined in good faith (after consultation with a Company Financial Advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal (including certainty of closing) and the identity of the Third Party making the Acquisition Proposal, would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company’s stockholders (in their capacity as such) than the Merger (taking into account any revisions to the terms of this Agreement, the Guarantees and the Financing Commitment Letters proposed by Parent in writing prior to the time of such determination); provided, however, that, for purposes of this definition of “Superior Proposal,” (x) all references in the term “Acquisition Proposal” to “15%” will be deemed to be references to “50%” and (y) all references in the term “Acquisition Proposal” to “85%” will be deemed to be references to “50%”.

“Tax” means any federal, state, local, or foreign tax or other like governmental assessment or charge (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax), together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not.

“Tax Return” means any report, return, document, declaration or other information related to Taxes and filed with or supplied to a Taxing Authority, including amended returns, information returns and any document accompanying payments of estimated Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party” means (i) any Person, other than Parent or any of its Affiliates (including the Equity Investors) or Representatives or (ii) any “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than a group including Parent or any of its Affiliates (including the Equity Investors) or Representatives.

“TIBCO Credit Agreement” means (i) that certain Senior Secured Credit Agreement, dated as of December 5, 2014 (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date), by and among, inter alios, Balboa Intermediate Holdings LLC, a Delaware limited liability company, TIBCO, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the administrative agent, and (ii) that certain Senior Secured Second Lien Credit Agreement, dated as of March 4, 2020 (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date, by and among, inter alios, Balboa Intermediate Holdings LLC, a Delaware limited liability company, TIBCO, the lenders from time to time party thereto and KKR Loan Administration Services LLC, as the administrative agent and collateral agent.

“TIBCO Parents” means collectively, Bali Holdco LLC, a Delaware limited liability company, and Balboa Intermediate Holdings LLC, a Delaware limited liability company.

“TIBCO Payoff Letters” means, with respect to each of the TIBCO Credit Agreements, a payoff letter executed by the lenders or other creditors thereunder (or their duly authorized agent or representative), in each case, which shall be in form and substance reasonably satisfactory to the Company.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury and the Internal Revenue Service.

“Trustee” means Wilmington Trust, National Association.

“U.S. Employee Plan” means any Company Employee Plan that is maintained pursuant to or is subject to the laws of the United States.

“Willful and Material Breach” means a material breach that is the consequence of an intentional act or intentional omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause or constitute such material breach.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Effect on Financing	6.17(a)
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.03(a)
Alternative Financing	6.17(b)
Anti-Corruption Laws	4.13(a)
Business Systems	4.20(i)
Capitalization Date	4.05(a)
Certificate of Merger	2.02(a)
Certificates	2.04(b)
Closing	2.01
Company	Preamble
Company Common Stock	4.05(a)
Company Intellectual Property	4.20(k)(i)
Company Leased Real Property	4.21(b)
Company Note Offers and Consent Solicitations	6.20(c)
Company Owned Real Property	4.21(a)
Company Preferred Stock	4.05(a)
Company Products	4.20(k)(ii)
Company Recommendation	4.02(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Subsidiary Documents	4.06(c)
Confidentiality Agreement	6.18
Consent Solicitations	6.20(c)
Continuing Employee	6.07(a)
Converted Cash Award	2.06(b)
Copyrights	4.20(k)(ii)(C)
Credit Agreement Termination	6.20(a)
Debt Commitment Letter	5.08
Debt Financing	5.08
Delaware Courts	9.07
DGCL	Recitals
Dissenting Company Shares	2.05
Divestiture Action	6.12(d)
DOJ	6.12(b)
DSU Award Payments	2.06(c)
Effective Time	2.02(b)
End Date	8.01(b)
Equity Commitment Letter	Recitals

Term	Section
Equity Financing	5.08
Equity Investors	Recitals
Excluded Information	6.17(c)
Final Exercise Date	2.06(f)
Financing	5.08
Financing Commitment Letters	5.08
Financing Indemnitees	6.17(e)
Financing Purposes	5.08
Financing Source Related Parties	9.15
FTC	6.12(b)
Guarantees	Recitals
Guarantor	Recitals
Indemnified Party	6.11(b)
Indemnified Party Proceeding	6.11(b)
Intellectual Property	4.20(k)(ii)
Interim Period	6.01(a)
Intervening Event	6.03(b)(i)
Labor Agreement	4.14(a)(xiii)
Marks	4.20(k)(ii)(B)
Material Contract	4.14(b)
Maximum Premium	6.11(a)
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble
Notice of Intervening Event	6.03(b)(iii)(A)
Notice of Superior Proposal	6.03(b)(ii)(B)
Offers to Exchange	6.20(c)
Offers to Purchase	6.20(c)
Open Source Software	4.20(k)(iv)
Option Cash Amount	2.06(a)
Owned Company Shares	2.03(b)
Parent	Preamble
Parent Benefit Plans	6.07(b)
Parent Cost Exceptions	6.17(c)
Parent Expenses	9.04(c)
Parent Liability Limitation	9.04(d)(i)
Parent Related Parties	9.04(d)(i)
Patents	4.20(k)(iii)(A)
Payment Agent	2.04(a)
Payment Fund	2.04(a)
Preferred Equity Commitment Letter	5.08
Preferred Equity Financing	5.08
Preferred Equity Financing Sources	5.08
Preferred Equity Issuer	5.08
Providing Financing Documentation Requirement	6.17(c)

Term	Section
Proxy Statement	6.04(b)
Real Property	4.21(b)
Recovery Costs	9.04(b)
Solvent	5.09
Specific Performance Conditions	9.09(a)
Stockholder Approval	4.02(c)
Stockholder Meeting	6.04(a)
Surviving Corporation	2.02(c)
Third Party Rights	4.20(d)
Trade Control Laws	4.13(b)
Trade Secrets	4.20(k)(iii)(D)
Uncertificated Shares	2.04(b)
Voting and Support Agreement	Recitals
WARN Act	4.17(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular defined term in this Agreement shall be deemed to include the plural, and any plural defined term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “executive officer” shall refer to such term as defined in Rule 3b-7 under the Exchange Act. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that such amendments, modifications or supplements were either Made Available to the other party prior to the date hereof or entered into or otherwise effected after the date hereof as permitted by the terms of this Agreement. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP as applied by the Company.

ARTICLE 2

THE MERGER

Section 2.01 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Eastern time as soon as practicable (and, in any event, within five Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided that notwithstanding the satisfaction or waiver (to the extent permitted hereunder)

of the conditions to the Merger set forth in Article 7, if the Marketing Period has not ended at the time of such satisfaction or waiver of such conditions (other than those conditions that by their terms are to be satisfied at the Closing), the Closing will instead occur on the earlier of (i) a date during the Marketing Period specified by Parent in writing on no fewer than three Business Days’ notice to the Company and (ii) the fifth Business Day immediately following the last day of the Marketing Period (subject in each case to the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing)). The Closing shall be held at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, unless another place is agreed to in writing by the parties hereto; provided that the parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.

Section 2.02 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL.

(b) The Merger shall become effective on such date and at such time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

(c) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 2.03 Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a) except as otherwise provided in Section 2.03(b) with respect to Owned Company Shares or Section 2.05 with respect to Dissenting Company Shares, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $104.00 in cash without interest thereon, (the “Merger Consideration”), in accordance with the provisions of Section 2.04 and Section 2.08. As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Agreement;

(b) each share of Company Common Stock held in the treasury of the Company and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Owned Company Shares”), shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint Computershare Trust Company, N.A. as the payment agent (or such other nationally recognized transfer agent or such other bank or trust company agreed to between the parties hereto) (the “Payment Agent”). At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Payment Agent the aggregate per share Merger Consideration (the “Payment Fund”) for payment to the holders of Company Common Stock pursuant to Section 2.03(a). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Payment Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable hereunder, and following any losses Parent shall promptly provide additional funds to the Payment Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty days, or guaranteed by, and backed by the full faith and credit of, the United States. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Payment Agent, in connection with the payment of the Merger Consideration in respect of such shares of Company Common Stock.

(b) Promptly after the Effective Time, and in any event no later than three Business Days after the Effective Time, Parent shall send, or shall cause the Payment Agent to send, to each record holder as of immediately prior to the Effective Time of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”), and (ii) book-entry shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”), whose shares were converted into the right to receive the Merger

Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions for use in effecting the surrender of such Certificates or Uncertificated Shares in forms reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.03(e)) to the Payment Agent). Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of each share of Company Common Stock upon, as applicable: (i) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal or (ii) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of Uncertificated Shares, and, in each case, delivery to the Payment Agent of such other documents as may reasonably be requested by the Payment Agent. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. Until so surrendered or transferred, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any such Certificate or Uncertificated Share.

(c) If a transfer of ownership of shares of Company Common Stock represented by a Certificate is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if (i) such Certificate shall be properly endorsed and shall otherwise be in proper form for surrender and transfer and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent (or any agent designated by Parent) that such Tax has been paid or is not payable. Payment of the applicable Merger Consideration with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(d) All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article 2.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Payment Agent, including, if necessary, the making of an affidavit by such Person and/or posting by such Person of a bond, in such customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

(f) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Merger Consideration to which such holders may be entitled pursuant to Section 2.04.

(g) Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.05 Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly and validly exercised statutory appraisal rights for such shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be (x) entitled to payment of the appraised value of such Dissenting Company Shares in accordance with Section 262 of the DGCL, and (y) canceled and shall cease to exist; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate or Uncertificated Shares that formerly represented such shares in the manner provided in Section 2.04. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct, participate in and control all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06 Company Equity Awards; ESPP.

(a) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option that is vested, outstanding and unexercised immediately prior to the Effective Time, shall be automatically converted into the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Stock Option immediately prior to the Effective Time (such product, the “Option Cash Amount”). Any Company Stock Option that has a per share exercise price that is equal to or greater than the Merger Consideration shall be cancelled for no consideration as of the Effective Time. Payments of the Option Cash Amount shall be made by the Surviving Corporation at, or within five Business Days of, the Effective Time, without interest. All payments provided pursuant to this Section 2.06(a) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08.

(b) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option that is unvested, outstanding and unexercised immediately prior to the Effective Time, shall be automatically converted into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash (each, a “Converted Cash Award”) equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time. Except as otherwise provided in this Section 2.06(b), each such Converted Cash Award assumed and converted pursuant to this Section 2.06(b) shall continue to have, and shall be subject to, the same terms and conditions (including vesting, acceleration of vesting and forfeiture) as applied to the corresponding Company Stock Option immediately prior to the Effective Time, including pursuant to the terms of any applicable Company Stock Plan, award agreement, or employment, severance or similar agreement, in each case, as in effect on the date hereof or entered into, amended or modified as permitted by this Agreement. The Surviving Corporation shall pay any portion of such Converted Cash Award that vests to the applicable holder thereof no later than the second regularly scheduled payroll date following the date on which such portion vests.

(c) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company DSU Award, whether or not vested, shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company DSU Award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company DSU Award by (ii) the Merger Consideration (such amounts payable hereunder, the “DSU Award Payments”). From and after the Effective Time, the holder of any canceled Company DSU Award shall only be entitled to receive the DSU Award Payment in respect of such canceled Company DSU Award. The DSU Award Payments described in this Section 2.06(b) shall be made by the Surviving Corporation at, or within five Business Days of, the Effective Time, without interest; provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company DSU Award to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code. All payments provided pursuant to this Section 2.06(b) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08.

(d) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company RSU Award shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company RSU Award shall receive a Converted Cash Award with respect to an aggregate amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company RSU Award by (ii) the Merger Consideration. Except as otherwise provided in this Section 2.06(d), each such Converted Cash Award assumed and converted pursuant to this Section 2.06(d) shall continue to have, and shall be subject to, the same terms and conditions (including vesting, acceleration of vesting and forfeiture) as applied to the corresponding Company RSU Award immediately prior to the Effective Time, including pursuant to the terms of any applicable Company Stock Plan, award agreement, employment, severance or similar agreement, and/or the Company’s director compensation policy, in each case, as in effect on the date hereof or entered into, amended or modified as permitted by this Agreement. The Surviving Corporation shall pay any portion of such Converted Cash Award that vests to the applicable holder thereof no later than the second regularly scheduled payroll date following the date on which such portion vests.

(e) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company PRSU Award shall be deemed earned for such number of shares of Company Common Stock as determined in accordance with the terms of the applicable award agreement as in effect on the date hereof, and such Company PRSU Awards shall be canceled and converted into a Converted Cash Award with respect to an aggregate amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company PRSU Award (taking into account the achievement contemplated by this Section 2.06(e)) by (ii) the Merger Consideration. Except as otherwise provided in this Section 2.06(e), each such Converted Cash Award assumed and converted pursuant to this Section 2.06(e) shall continue to have, and shall be subject to, the same terms and conditions (including time-based vesting, acceleration of vesting and forfeiture) as applied to the corresponding Company PRSU Award immediately prior to the Effective Time, including pursuant to the terms of any applicable Company Stock Plan, award agreement, or employment, severance or similar agreement, in each case, as in effect on the date hereof or entered into, amended or modified as permitted by this Agreement. The Surviving Corporation shall pay any portion of such Converted Cash Award that vests to the applicable holder thereof no later than the second regularly scheduled payroll date following the date on which such portion vests.

(f) As soon as practicable following the date hereof, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP: (i) each individual participating in an Offering (as defined in the ESPP) or a purchase period in progress on the date hereof will not be permitted to (A) increase his or her payroll contributions rate pursuant to the ESPP from the rate in effect as of the date hereof or (B) make separate non-payroll contributions to the ESPP on or following the date hereof, except as may be required under Applicable Law, (ii) no individual who is not participating in the ESPP with respect to any current Offering as of the date hereof shall be allowed to commence participation in the ESPP following the date hereof, (iii) the final exercise date for such Offering shall be the earlier of the regularly scheduled final exercise date for such Offering and a date that is no later than five calendar days prior to the Effective Time (the “Final Exercise Date”); (iv) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date; (v) no further Offering or purchase period will commence pursuant to the ESPP after the date hereof; and (vi) the ESPP shall terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the ESPP thereafter. All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(g) As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the treatment of the Company Equity Awards pursuant to this Section 2.06.

Section 2.07 Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted; provided, however, that nothing in this Section 2.07 shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.08 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law or under any agreement between the Company and the Person entitled to such payment. To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing Authority by Parent, Merger Sub, the Surviving Corporation or the Payment Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Payment Agent, as the case may be, made such deduction and withholding. Except with respect to any payments made in the nature of compensation to employees or former employees, prior to Parent, Merger Sub, the Surviving Corporation or the Payment Agent, as applicable, making any deduction or withholding determined to be required under applicable Tax law, the parties hereto shall reasonably cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A, and as so amended shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 6.11, amended in accordance with Applicable Law.

Section 3.02 Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as set forth in Exhibit B, and as so amended shall be the bylaws of the Surviving Corporation until, subject to Section 6.11, amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until the earlier of their death, resignation, removal or until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC and publicly available on or after January 1, 2020 and at least two Business Days prior to the date hereof (other than information that is contained (i) solely in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments) or (b) as set forth in the Company Disclosure Schedule (it being agreed that disclosure of any item in any Section or Subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or Subsection of the Company Disclosure Schedule to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or licensing is necessary, except for those jurisdictions where failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available to Parent true, complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof. The execution, delivery and performance by the Company of this Agreement and the performance by the Company of its obligations hereunder, and consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the due authorization, execution and delivery of this

Agreement by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, the Company Board duly adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company’s stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommending adoption of this Agreement to the stockholders of the Company (the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) The only vote of holders of any class of capital stock of the Company necessary to adopt this Agreement is adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock, voting as a single class (such vote, the “Stockholder Approval”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act, (B) any other applicable Antitrust Laws, and (C) any applicable foreign investment regulations overseen by a relevant Governmental Authority, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or the rules or regulations of Nasdaq, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or its Subsidiaries; (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, result in a violation or breach of any provision of any Applicable Law; (iii) require any consent or approval under, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Material Contract; (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties; or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, with such exceptions, in the case of each of clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on January 26, 2022 (the “Capitalization Date”): (A) 124,913,470 shares of Company Common Stock were issued and outstanding; (B) Company Stock Options (having a weighted average exercise price of $31.99) to purchase an aggregate of 481,479 shares of Company Common Stock were issued and outstanding; (C) an aggregate of 116,026.987 shares of Company Common Stock were subject to outstanding Company DSU Awards; (D) an aggregate of 4,226,104.793 shares of Company Common Stock were subject to outstanding Company RSU Awards; (E) an aggregate of 1,495,276 shares of Company Common Stock were subject to outstanding Company PRSU Awards (assuming maximum achievement); (F) an aggregate of 12,810,012 shares of Company Common Stock were reserved for issuance pursuant to the ESPP; (G) an aggregate of 200,343,649 shares of Company Common Stock were held in the treasury of the Company; and (H) zero shares of Company Preferred Stock were issued and outstanding. Since the Capitalization Date until the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise of stock options or settlement of restricted stock units or other stock awards, in each case that were outstanding on or prior to the Capitalization Date.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a complete and correct list of (i) all outstanding Company Stock Options, including the respective name of the holder, the grant date, expiration date, the vesting schedule, the number of shares subject to such award, the exercise or purchase price per share, the Company Stock Plan pursuant to which such Company Stock Option was granted, and whether any Company Stock Option is intended to be an “incentive stock option” (within the meaning of Section 422 of the Code), (ii) all outstanding Company DSU Awards, including the respective name of the holder, the grant date, the vesting schedule, the number of shares of Company Common Stock subject to each Company DSU Award, the Company Stock Plan pursuant to which such Company DSU Award was granted, and whether such Company DSU Award is subject to Section 409A of the Code, (iii) all outstanding Company RSU Awards, including the respective name of the holder, the grant date, the vesting schedule, the number of shares of Company Common Stock subject to each Company RSU Award, and the Company Stock Plan pursuant to which such Company RSU Award was granted, and (iv) all outstanding Company PRSU Awards, including the respective name of the holder, the grant date, the performance period, the target and maximum number of shares of Company Common Stock subject to each Company PRSU Award, and the Company Stock Plan pursuant to which such Company PRSU Award was granted.

(c) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the organizational documents of the Company or any agreement to which the Company is a party or otherwise bound. The outstanding shares of Company Common Stock have been issued in compliance with United States federal and state securities laws and any applicable foreign securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable (to the extent the relevant jurisdictions recognize such concepts in the case of foreign Subsidiaries), and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of any and all Liens (other than Permitted Liens). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company.

(d) Except as set forth in Section 4.05(a) or expressly permitted pursuant to Section 6.01(b)(iv) and for changes since the Capitalization Date resulting from (x) the exercise or settlement of Company Equity Awards outstanding on such date or granted thereafter as permitted under Section 6.01(b)(iv), in each case, in accordance with their respective terms, or (y) the granting of rights to purchase, and the issuance of, Company Common Stock pursuant to the ESPP (in each case, subject to the limitations set forth in Section 2.06(f)), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”). Except for the Voting and Support Agreement, there are no (A) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or (B) contractual obligations or commitments of the Company or any of its Subsidiaries of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries. Except as set forth in the applicable award agreements governing the Company Equity Awards that are outstanding as of the date hereof or entered into as expressly permitted by this Agreement, there are no outstanding obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Stock Options, Company DSU Awards, Company RSU Awards, Company PRSU Awards and rights under the ESPP may, by their terms, be treated in accordance with Section 2.06. No Subsidiary of the Company owns any Company Securities.

(e) Except for the Voting and Support Agreement, neither the Company nor its Subsidiaries are party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

Section 4.06 Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries as of the date hereof, together with the jurisdiction of incorporation or organization, as applicable, of each Subsidiary. The Company owns, directly or indirectly, all of the outstanding capital stock of each of the Company’s Subsidiaries. Except for securities held by the Company in connection with its ordinary course treasury investment activities and investments that are fully impaired, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any material investment in the capital stock or voting securities of, or other equity interests in, or has any direct or indirect material equity participation or similar interest in, or any material interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interest in, any other Person.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of the Company: (i) is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Applicable Laws of its jurisdiction of incorporation or organization and has all requisite corporate or other organizational powers necessary to enable it to own, lease and operate its properties and to carry on its business as now conducted and (ii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification or licensing is necessary.

(c) The Company has Made Available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Company Subsidiary Documents”). Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company Subsidiary Documents, each as amended to date, are in full force and effect and each Subsidiary is in compliance with its respective Company Subsidiary Documents.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has Made Available to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2019 and December 31, 2020, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2020 and (iii) all of its other reports, statements, schedules and registration statements filed or furnished with the SEC since January 1, 2020 (the documents referred to in this Section 4.07(a), together with all amendments thereto, are collectively referred to as the “Company SEC Documents”).

(b) Since January 1, 2020 through the date hereof, the Company has filed with the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed by the Company at or prior to the time so required. As of the date hereof, no Subsidiary of the Company is required to file any report, statement, schedule, form or other document with the SEC.

(c) As of its filing date (or, if amended or superseded, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations thereunder.

(d) As of its filing date (or, if amended or superseded, on the date of such filing), no Company SEC Document filed pursuant to the Exchange Act and the Sarbanes-Oxley Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with the SEC by the Company since January 1, 2020 through the date hereof was accompanied by the certifications required to be filed by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. As of the date hereof, to the Knowledge of the Company, neither the Company, nor any current or former executive officer of the Company, has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof.

Section 4.08 Financial Statements; Internal Controls.

(a) Each of the audited consolidated financial statements and unaudited condensed consolidated interim financial statements (including, in each case, any related notes and schedules) of the Company included in the Company SEC Documents (i) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of certain year-end adjustments and footnotes as permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal recurring adjustments in the case of any unaudited interim financial statements).

(b) The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act to be included in the Company SEC Documents, and at the time of filing, the statements contained in any such certifications were complete and correct, and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq.

(c) The Company has established and maintains a system of internal accounting controls, which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements.

(d) To the Knowledge of the Company, as of the date hereof, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 4.09 Absence of Certain Changes. Since the Company Balance Sheet Date through the date hereof (except in connection with the transactions contemplated by this Agreement), (a) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice (other than in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to, COVID-19 or any COVID-19 Measures) and (b) there has not been (i) any action taken by the Company or event that would have required the consent of Parent pursuant to clauses (i), (ii), (iii), (v), (viii), (xii), (xiii), (xiv), (xv), or (xvi) of Section 6.01(b) had such action or event occurred after the date of this Agreement and (ii) any event, change, effect, occurrence, or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto), other than: (a) liabilities or obligations disclosed or provided for in the Company SEC Documents; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement (including the Merger); and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) there is no, and since January 1, 2019 there has been no, Proceeding pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order. As of the date hereof, to the Knowledge of the Company, there is no pending Proceeding or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation, of the Merger.

Section 4.12 Compliance with Applicable Law.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and, since January 1, 2019, has been, in compliance with all Applicable Laws (other than with respect to Privacy Laws, which are contemplated in Section 4.20 and Section 4.22). Neither the Company nor any of its Subsidiaries has received any notice, written or otherwise, since January 1, 2019 through the date hereof that remains unresolved (i) of any administrative, civil or criminal investigation or material audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has in effect all Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancelation of, any such Governmental Authorizations.

Section 4.13 Certain Business Practices.

(a) Since January 1, 2018, none of the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any of their Representatives acting on their behalf, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment or unlawfully given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns; or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, or any laws, Orders, rules, or regulations thereunder, or any comparable foreign law or statute relating to the prevention of corruption and bribery (collectively, “Anti-Corruption Laws”). The Company and its Subsidiaries have maintained in all material respects complete and accurate records of payments to any agents, consultants, representatives, third parties and Government Officials.

(b) None of the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any of their Representatives acting on their behalf, is currently, or has since January 1, 2018 been: (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaging in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of any licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(c) The Company and its Subsidiaries have implemented and maintain in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Anti-Corruption Laws and Trade Control Laws. During the five years prior to the date hereof, none of the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.

Section 4.14 Material Contracts.

(a) Except as filed as exhibits to the Company SEC Documents, and except for this Agreement and the other agreements entered into in connection with the transactions contemplated hereby, as of the date hereof, neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) pursuant to which the Company and its Subsidiaries had annual aggregate bookings from an end-user customer (excluding Distribution Partners) in excess of $10,000,000 during calendar year 2020 or 2021 (calculated on a total contract value basis consistent with the Company’s past practice);

(iii) pursuant to which the Company and its Subsidiaries made annual aggregate payments to any supplier during calendar year 2020 or 2021 in excess of $5,000,000;

(iv) with each Distribution Partner who generated annual aggregate bookings during calendar year 2020 or 2021 in excess of $10,000,000 (calculated consistent with the Company’s past practice);

(v) evidencing a capital expenditure for which future payments would exceed $2,000,000 in the aggregate;

(vi) (A) containing a covenant limiting the ability of the Company or any Subsidiary of the Company to compete or engage in any line of business or to compete with any Person in any geographic area, (B) containing any covenant prohibiting the Company or any of its Subsidiaries from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions, or (D) containing any covenant limiting the right of the Company to enter into any reseller, referral partner or similar partner agreements with third parties, in each case of clause (A) through (D), other than any such Contracts that are not material to the Company and its Subsidiaries taken as a whole;

(vii) (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, either in the past three years or after the date of this Agreement of a material amount of assets or (B) pursuant to which the Company or any of its Subsidiaries has acquired in the past three years or will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(viii) relating to or evidencing Indebtedness for borrowed money, or relating to or evidencing other Indebtedness in excess of $10,000,000, of the Company or any Subsidiary of the Company (excluding, for the avoidance of doubt, intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company);

(ix) entered into within the past three years with respect to the procurement of engineering services relating to the development of Company Intellectual Property used in the Company’s current products or services other than Intellectual Property assignment agreements executed by employees or independent contractors of the Company or its Subsidiaries in the ordinary course of business on the Company’s standard forms;

(x) that involves a joint venture entity, limited liability company or legal partnership (other than such arrangements between or among the Company and any wholly-owned Subsidiaries);

(xi) that is a Contract entered into within the past three years in connection with the settlement of a pending or threatened Proceeding with ongoing obligations of the Company or any of its Subsidiaries (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $500,000 in any individual case;

(xii) that is a license granted by the Company or any Subsidiary of the Company to Company Intellectual Property, other than non-exclusive contracts, arrangements, commitments or understandings entered into in the ordinary course of business;

(xiii) that is a collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”);

(xiv) that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any Subsidiary of the Company will have any material outstanding obligation after the date of this Agreement; or

(xv) that is a license of Third Party Rights granted to the Company or any Subsidiary of the Company, other than non-exclusive licenses to commercially available software used entirely for the Company’s or its Subsidiaries’ internal business purposes, for which the Company or any Subsidiary has made aggregate payments during the nine months ended September 30, 2021 in excess of $500,000.

(b) Each Contract of the type described above in Section 4.14(a), whether or not set forth in Section 4.14(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” Except for Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are (A) valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (B) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, neither the Company nor any Subsidiary of the Company has, and, to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act under, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a default under, the provisions of any Material Contract, except in each case for those violations, acts (or failures to act) and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and, as of the date hereof, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received notice of any of the foregoing.

Section 4.15 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) (i) all Company Returns required to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws, (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable (whether or not owing on such Company Return), and (iii) the Company and each of its Subsidiaries have properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party;

(b) (i) no deficiencies for Taxes of the Company or any of its Subsidiaries have been assessed by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) to the Knowledge of the Company, there is no Proceeding pending or threatened in writing against the Company or any of its Subsidiaries in respect of any Tax, (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction and (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective;

(c) there are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(d) since January 1, 2019 through the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(e) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(f) neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company or one of its Subsidiaries is or was the common parent), (ii) has any liability for the Taxes of any Person (other than any member of an affiliated group of which the Company or one of its Subsidiaries is or was the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), by contract, or as a transferee or successor, or (iii) has received any private letter ruling or any similar Tax ruling from a Taxing Authority that would remain in effect after the Closing Date;

(g) there are no Tax sharing agreements (other than customary commercial or financial arrangements entered into in the ordinary course of business), with respect to which the Company or any of its Subsidiaries is a party;

(h) neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, or exclude any item of deduction or loss from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing, (ii) excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) relating to transactions occurring prior to the Closing, (iii) prepaid amount received or deferred revenue recognized prior to the Closing, in each case, other than amounts received in the ordinary course of business, (iv) change in method of accounting or adjustment pursuant to Section 481 of the Code (or any similar provision of state, local, or foreign law) for a taxable period ending on or prior to the Closing Date, (v) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (vi) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign law); and

(i) neither the Company nor any of its Subsidiaries has deferred payment of any Taxes (including withholding Taxes) pursuant to any COVID-19 Measures and the Company and each of its Subsidiaries have, to the extent applicable, (i) properly complied with all Applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, and (ii) properly complied with all Applicable Laws and duly accounted for any available Tax credits under any COVID-19 Measures (including Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act).

Section 4.16 Employee Benefit Plans.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each U.S. Employee Plan and each Foreign Employee Plan that is material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains or contributes or is obligated to contribute to, or has any current or contingent liability under or with respect to, or has in the past six years sponsored, maintained or contributed or has been obligated to contribute to, any plan subject to Title IV of ERISA or any multiemployer plan within the meaning of Section 3(37) of ERISA.

(c) Each U.S. Employee Plan which is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each U.S. Employee Plan has been funded, administered and maintained, in form and operation, in compliance with its terms and with the requirements prescribed by Applicable Laws, including ERISA and the Code; (ii) no litigation or claim is pending with respect to any U.S. Employee Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such litigation or claim is threatened in writing; (iii) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in writing in connection with any U.S. Employee Plan; and (iv) neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to occur, any liability under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Foreign Employee Plan and related trust, if any, has been funded and maintained in compliance with and has been administered in compliance with (A) the Applicable Laws of the subject foreign country and (B) their terms and the terms of any Labor Agreements and (ii) each Foreign Employee Plan which, under the Applicable Laws of the subject foreign country, is required to be registered or approved by any Governmental Authority has been so registered or approved.

(e) Except as would not be considered material to the Company and its Subsidiaries, taken as a whole, as provided in this Agreement or as required under Applicable Law, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event): (i) entitle any employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any severance pay or benefits under any Company Employee Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; (iv) trigger any payment, increase the amount payable or trigger any other obligation pursuant to any Company Employee Plan; or (v) result in any forgiveness of indebtedness of any employee, officer, director or independent contractor.

(f) Except as would not be considered material to the Company and its Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would (either alone or in conjunction with any other event) give rise to the payment of any amount by the Company or any of its Subsidiaries that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(h) Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify, reimburse or otherwise make whole any current or former employee, officer, director or independent contractor for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code.

Section 4.17 Labor and Employment Matters.

(a) The Company and its Subsidiaries are, and for the past three years have been, in compliance in all material respects with all federal, state, and foreign Applicable Laws respecting labor, employment, and employment practices, including terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Laws (collectively, the “WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws. To the Knowledge of the Company, (i) there are no audits or investigations pending or scheduled by any Governmental Authority pertaining to labor or the employment practices of the Company, and (ii) during the last three years, no complaints relating to employment practices of the Company have been made to any Governmental Authority.

(b) Neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by, any Labor Agreement, and no employees of the Company or any Subsidiary of the Company are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or any Subsidiary of the Company. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it to bargain with any labor union, works council or labor organization. There are, and for the past three years there have been, no pending or, to the Knowledge of the Company, threatened labor organizing activities with respect to any employees of the Company or any Subsidiary of the Company. There is no, and for the past three years there has been no, pending or, to the Knowledge of the Company, threatened unfair labor practice charge, material labor grievance, material labor arbitration, strike, lockout, walkout, slowdown, work stoppage, picketing, handbilling, or other material labor dispute against or involving the Company or any Subsidiary of the Company.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under Applicable Law or Contract; and (ii) each individual who is providing or within the past three years has provided services to the Company and its Subsidiaries and is or was classified and treated as (A) an exempt or non-exempt employee, or as (B) an independent contractor, consultant, leased employee, or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which the Company has Knowledge and, with respect to each such allegation with potential merit, the Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. To the Knowledge of the Company, the Company and its Subsidiaries do not reasonably expect any material Liabilities with respect to any such allegations described in the preceding sentence. To the Knowledge of the Company, no material allegations of discrimination or sexual harassment have been made against any employee of the Company or any of its Subsidiaries at a level of Vice President or above.

(e) No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, or reduction in salary or wages affecting employees of the Company or any Subsidiary of the Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19. The Company and its Subsidiaries have not otherwise experienced any material employment-related liability with respect to COVID-19.

Section 4.18 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies; and (c) since January 1, 2019, the Company has not received any written notice of termination or cancelation or denial of coverage with respect to any insurance policy.

Section 4.19 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are and for the last three years have been in compliance with all Environmental Laws;

(b) the Company and its Subsidiaries hold all Environmental Permits required for the operation of the business of the Company and its Subsidiaries and are, and for the last three years have been, in compliance with the terms and conditions of such Environmental Permits;

(c) (i) in the last three years (or earlier if unresolved), the Company and its Subsidiaries have not received any written notice, Order, directive or information request, and (ii) as of the Closing Date, no Proceeding, claim or written notice is pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, in each case, alleging that the Company or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law;

(d) there has been no release, treatment, storage, disposal of, arrangement for or permitting the disposal of, transportation, handling, manufacture, or distribution of, or exposure of any person to, any Hazardous Substance as a result of the operation of the business of the Company and its Subsidiaries or, to the Knowledge of the Company, otherwise, in each case so as to give rise to any liability (contingent or otherwise) of the Company or its Subsidiaries pursuant to any Environmental Law;

(e) the Company and its Subsidiaries have not contractually assumed, or provided an indemnity with respect to, the liability (contingent or otherwise) of any other Person under Environmental Law; and

(f) the Company, and its Subsidiaries have made available to Parent all environmental audits, reports, and assessments and all other material environmental, health and safety documents, in each case prepared in the last three years, relating to the past or current properties, facilities, or operations of the Company and its Subsidiaries that are in the Company’s or its Subsidiary’s possession or reasonable control.

Section 4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Patents, pending applications to register Patents, registered Marks, pending applications to register Marks and registered Copyrights and pending applications to register Copyrights, and domain name registrations in each such case that are owned or purported to be owned by the Company or any of its Subsidiaries as of the date hereof. The Company and its Subsidiaries exclusively own the Company Intellectual Property listed on Section 4.20(a) of the Company Disclosure Schedule, free and clear of all Liens, other than Permitted Liens, and all such material Company Intellectual Property is valid, subsisting and to the Knowledge of the Company, enforceable.

(b) All Patents, Marks and Copyrights owned by, or purported to be owned by, the Company and its Subsidiaries that are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, canceled or abandoned, except for such issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and its Subsidiaries exclusively own the Company Intellectual Property and, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, possess a valid and enforceable written license to use all other Intellectual Property that is used in or necessary for the operation of the business of the Company and its Subsidiaries, in each case free and clear of all Liens, other than Permitted Liens. The Company and its Subsidiaries have required all Persons who have participated in development of the Company Intellectual Property to execute a written assignment agreement conveying ownership of such Company Intellectual Property to the Company or one of its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Since January 1, 2019 through the date hereof, there have been, and as of the date hereof there are, no legal disputes or claims pending, or, to the Knowledge of the Company, threatened, alleging infringement, misappropriation, dilution, or other violation of any Intellectual Property of any Person (“Third Party Rights”) by the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) The Company and its Subsidiaries and the operation of the business of the Company and its Subsidiaries as currently conducted do not infringe, misappropriate, dilute, or otherwise violate, and have not since January 1, 2019 infringed, misappropriated, diluted or otherwise violated, any Third Party Right, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f) To the Knowledge of the Company, there is no infringement, misappropriation, dilution, or other violation by any Person of any of the Company Intellectual Property except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) The Company and its Subsidiaries have taken commercially reasonable security measures to protect the confidentiality of Trade Secrets included in the Company Intellectual Property, including using commercially reasonable efforts to require all Persons who have accessed such Trade Secrets to execute a proprietary information and confidentiality agreement calling for nondisclosure of such Trade Secrets. The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for Company Products to any Person, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(h) No Company Product owned or purported to be owned by the Company or its Subsidiaries contains, incorporates, links or calls to any Open Source Software in a manner that obligates the Company or its applicable Subsidiary to disclose, make available, offer or deliver any portion of the source code of such product or component thereof to any third party other than the applicable Open Source Software, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(i) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2019, (i) to the Knowledge of the Company, there has been no performance reduction, breakdown, bug in, security breach of, unauthorized or unlawful access to, unauthorized or unlawful use of, or malicious code in, or unauthorized or unlawful destruction, damage, disclosure, loss corruption, alternation or use of any of the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company or any of its Subsidiaries (the “Business Systems”), (ii) to the Knowledge of the Company, there has been no breach of any Personal Information processed by or on behalf of the Company or any of its Subsidiaries and (iii) neither the Company or any of its Subsidiaries have received any written notice, Order, complaint or other correspondence from any Governmental Authority, data subject or other person alleging a breach of, or non-compliance with, the Privacy Laws and, to the Knowledge of the Company, no circumstances exist which are likely to result in any such notice, Order, complaint or other correspondence being sent, served, given or made.

(j) There are no defects in any of the products of the Company or its Subsidiaries that would prevent the same from performing materially in accordance with the Company and its Subsidiaries’ obligations to customers under written customer agreements, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries own, lease, license, or otherwise have the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and reasonably anticipated future needs of the business of the Company and its Subsidiaries as it is currently conducted, except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have implemented and maintain reasonable security, disaster recovery, and business continuity plans, procedures, and facilities that provide regular monitoring and alerting of any problems or issues with the Business Systems, and such plans and procedures have been proven effective upon testing, except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(k) For purposes of this Section 4.20 and as otherwise used in this Agreement:

(i) “Company Intellectual Property” means all material Intellectual Property owned or purported to be owned by the Company and its Subsidiaries and used by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as of the date hereof.

(ii) “Company Products” means all software and other products, including any of the foregoing currently in development, from which the Company has derived within the three years preceding the date hereof, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or provision thereof.

(iii) “Intellectual Property” means all intellectual property and other proprietary rights of any kind throughout the world, including, without limitation:

(A) patents and patent applications and inventions and improvements thereof (collectively, “Patents”);

(B) trade names, trade dress rights, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (including intent-to-use applications) and all goodwill associated with any of the foregoing (collectively, “Marks”);

(C) copyrights in both published and unpublished works, including all works of authorship, mask works compilations, databases and computer programs, manuals and other documentation, all rights in software (whether in source code or object code form), and all copyright registrations and applications (collectively, “Copyrights”); and

(D) rights in trade secrets, know-how and related confidential information, including inventions, discoveries and invention disclosures, improvements, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies and prototypes, and rights of privacy and publicity (collectively, “Trade Secrets”).

(iv) “Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

Section 4.21 Properties.

(a) Section 4.21(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”), and the address for each Company Owned Real Property. With respect to each Company Owned Real Property: (A) the Company or any of its Subsidiaries, as the case may be, holds good, marketable, and valid fee title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens; (B) the Company or applicable Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof; and (C) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of any real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (excluding shared services space) that is material to the Company and its Subsidiaries, taken as a whole (collectively, the “Company Leased Real Property” and together with the Company Owned Real Property, the “Real Property”) (including the date and name of the parties to such lease document), and the address for each Company Leased Real Property. The Company has delivered to Parent a true and complete copy of each such lease document with annual rental payment obligations in excess of $1,000,000 (including any material amendments or modifications with respect thereto). Except as would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each of the leases for the Company Leased Real Property: (A) such lease is legal, valid, binding, and enforceable against the Company or applicable Subsidiary of the Company, as the case may be, and to the Knowledge of the Company, the other party thereto and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity; (B) the Company’s or Subsidiary’s possession and quiet enjoyment of the Company Leased Real Property under such lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such lease; (C) neither the Company or applicable Subsidiary nor, to the Knowledge of the Company, any other party to the lease is in breach or default under such lease, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease; (D) the other party to such lease is not an affiliate of, and to the Knowledge of the Company, otherwise does not have any economic interest in, the Company or any Subsidiary; (E) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof; and (F) other than Permitted Liens, the Company or Subsidiary has not collaterally assigned or granted any other security interest in such lease or any interest therein.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have title to, or a valid leasehold interest in, the Real Property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted and (ii) there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any Real Property or any portion thereof or interest therein and there is no Order outstanding, nor any Proceedings pending or, to the Knowledge of the Company, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof by the Company and its Subsidiaries.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have title to, or a valid leasehold interest in, all material tangible personal property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted.

Section 4.22 Data Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and, since January 1, 2019, have been, in compliance with all Privacy Laws, the Company’s and its Subsidiaries’ internal and published external privacy policies, industry standards applicable to the industry in which the Company and its Subsidiaries operate (including PCI-DSS) and the requirements of any Contract to which the Company or any of its Subsidiaries is a party, in each case in connection with the Company’s and its Subsidiaries’ collection, storage, transfer, use and/or processing of any Personal Information, (ii) the Company and its Subsidiaries have commercially reasonable and adequate physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected or otherwise processed by them or on their behalf from and against unauthorized or unlawful access, use, destruction, damage, loss, corruption, alteration and/or disclosure, and (iii) the Company and its Subsidiaries are and have been in compliance with all Privacy Laws relating to data loss, theft and personal data breach or breach of security notification obligations.

Section 4.23 Government Contracts. Since January 1, 2019, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor its Subsidiaries have (a) breached or violated any Applicable Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority any written notice of breach, cure, show cause or default with respect to any Government Contract; or (f) had any Government Contract terminated for default or failure to perform. The Company and its Subsidiaries have established and maintained adequate internal controls for compliance in all material respects with their respective Government Contracts. Since January 1, 2019, all invoices and claims for payment submitted by the Company and its Subsidiaries with respect to Government Contracts were current, accurate and complete in all material respects as of their respective submission dates. As of the date hereof, there are no material outstanding claims or disputes in connection with any of the Company’s or any of its Subsidiaries’ Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments with regard to any of the Company’s or its Subsidiaries’ Government Contracts. The Company and its Subsidiaries have complied in all material respects with all applicable U.S. National Security obligations with respect to their respective Government Contracts, including those specified in the NISPOM.

Section 4.24 Brokers’ Fees. Except for Qatalyst Partners, L.P., there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement. The Company has Made Available to Parent a true, complete and correct copy of the Qatalyst Partners, L.P. engagement letter.

Section 4.25 Opinion of Financial Advisor. The Company Board has received from Qatalyst Partners, LP an opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, qualifications, limitations and other matters considered in connection with the preparation of such opinion as set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent and any affiliate of Parent) is fair, from a financial point of view, to such holders. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect. A signed copy of such opinion shall be delivered to Parent as soon as practicable after receipt thereof by the Company, for information purposes only.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub (and, with respect to Sections 5.01, 5.02, 5.05, 5.07 and 5.08(b), TIBCO) represent and warrant to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent, TIBCO and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority necessary to enable each to own, lease and operate its properties and to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement. None of Parent, TIBCO or Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

Section 5.02 Corporate Authorization. Each of Parent, TIBCO and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to be performed by such party. The execution and delivery by Parent, TIBCO and Merger Sub of this Agreement and the consummation by Parent, TIBCO and Merger Sub of the transactions contemplated by this Agreement to be performed by such party have been duly authorized by all necessary corporate action on the part of Parent, TIBCO and Merger Sub. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent, TIBCO and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03 Governmental Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (x) the HSR Act, (y) any other Antitrust Laws and (z) any applicable foreign investment regulations overseen by a relevant Governmental Authority, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The transactions contemplated by this Agreement will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Company and does not constitute direct or indirect investment in the Company by any foreign person (as defined in 31 C.F.R. § 800.224) that affords the foreign person with any of the access, rights or involvement contemplated under 31 C.F.R. § 800.211(b).

Section 5.04 Non-contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) (a) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03(a), result in a violation or breach of any provision of any Applicable Law, or (c) require any consent or approval under, violate, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which any of their respective properties or assets are bound, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Capitalization; Operation of Merger Sub. All of the outstanding equity interests of each of Parent and Merger Sub have been duly authorized and validly issued. All of the issued and outstanding equity interests of Parent are owned by TIBCO, free and clear of any Liens. All of the issued and outstanding equity interests of Merger Sub are, and at the Closing Date will be, owned, directly or indirectly, by Parent, free and clear of all Liens. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 5.06 No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Subsidiaries (other than Merger Sub) or the holders of any other securities of Parent or such Subsidiaries (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07 Litigation. As of the date hereof, there is no Proceeding pending, or, to the knowledge of Parent or TIBCO, threatened in writing, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent, TIBCO nor Merger Sub is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08 Available Funds.

(a) Parent has delivered to the Company true, correct and complete copies, as of the date hereof, of (i) the fully executed Equity Commitment Letter (the financing provided for therein being collectively referred to as the “Equity Financing”), (ii) the fully executed preferred equity commitment letter, dated as of the date hereof (together with all exhibits, schedules, and annexes thereto) (the “Preferred Equity Commitment Letter”), between a direct or indirect parent of Parent (the “Preferred Equity Issuer”) and the financing sources party thereto (the “Preferred Equity Financing Sources”, which, for the avoidance of doubt, such term excludes TIBCO, Parent, Merger Sub, the Preferred Equity Issuer and their respective Affiliates), pursuant to which such Preferred Equity Financing Sources have committed, on the terms and subject only to the conditions expressly set forth therein, to provide the commitments and preferred equity financing set forth therein (the “Preferred Equity Financing”) and (iii) a fully executed commitment letter (together with all exhibits, schedules, and annexes thereto) and (subject to customary redactions of fee amounts, pricing and “flex” provisions, so long as such redaction does not cover terms that could affect the conditionality, amount, availability or termination of the Debt Financing) fee letter from the financial institutions and Debt Financing Sources identified therein (collectively in this clause (iii), the “Debt Commitment Letter” and, together with the Equity Commitment Letter and the Preferred Equity Commitment Letter, the “Financing Commitment Letters”) to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing and the Preferred Equity Financing, the “Financing”). As of the date hereof, none of the Financing Commitment Letters has been withdrawn, terminated, repudiated, rescinded, amended or modified, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, amendment, modification or waiver is contemplated by TIBCO, Parent, Merger Sub or the Preferred Equity Issuer or, to the knowledge of TIBCO, Parent and Merger Sub, by any other Person. TIBCO, Parent, Merger Sub and the Preferred Equity Issuer have fully paid any and all commitment fees, other fees and other amounts in connection with the Financing Commitment Letters, in each case, required to be paid as of the date hereof. Assuming the Financing is funded in accordance with the Financing Commitment Letters, as applicable, the net cash proceeds contemplated by the Financing Commitment Letters (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) together with unrestricted and immediately available cash on hand at Parent and TIBCO at the Effective Time will, in the aggregate be sufficient for TIBCO, Parent, Merger Sub and the Surviving Corporation to pay the amounts required to be paid by TIBCO, Parent, Merger Sub and/or the Preferred Equity Issuer (and/or any other party under the Financing Commitment Letters) in connection with the Merger and the other transactions contemplated hereby, including payment of the Aggregate Merger Consideration, to make any repayment, repurchase or refinancing of debt contemplated by this Agreement the Preferred Equity Commitment Letter or the Debt Commitment Letter, to pay any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses (collectively, the “Financing Purposes”). The Financing Commitment Letters are, as to TIBCO, Parent, Merger Sub, the Preferred Equity Issuer and, to the knowledge of TIBCO, Parent and Merger Sub, the other parties thereto, enforceable against such Persons in accordance with their terms, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity. The Financing Commitment Letters are in full force and effect and, to the knowledge of TIBCO, Parent and Merger Sub, no event has occurred which, with or without notice, lapse of time or both, could (or could reasonably be expected to) constitute a default or breach on the part of TIBCO, Parent, Merger Sub or the Preferred Equity Issuer or any other parties thereto, under any of the Financing Commitment Letters. Assuming satisfaction of the conditions precedent set forth in Sections 7.01, 7.02 and 7.03 hereof and the completion of the Marketing Period, as of the date hereof, none of TIBCO, Parent or Merger Sub has any reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) that any of the conditions to the funding of the full amount of the Financing will not be satisfied on a timely basis or that the full amount of the Financing will not be available to Parent, in each case, on the date of the Closing. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein. The Financing Commitment Letters contain all of the conditions precedent and other conditions to the obligations of the parties thereunder to make the full amount of the Financing (including the full amount of the Preferred Equity Financing) available to Parent on the terms therein. There are no side letters or other agreements, arrangements or understandings to which TIBCO, Parent, Merger Sub, the Preferred Equity Issuer or any of their respective Affiliates is a party that could reasonably be expected to have an Adverse Effect on Financing. As of the date hereof, none of TIBCO, Parent or Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied by Closing or that the Financing will not be available to Parent on the date on which the Closing should occur pursuant to Section 2.01. The obligations of TIBCO, Parent and Merger Sub under this Agreement are not subject to any conditions regarding TIBCO’s, Parent’s, Merger Sub’s, the Preferred Equity Issuer’s, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Company’s or any Subsidiary of the Company’s) ability to obtain the Financing or any other financing.

(b) Each of Parent and TIBCO has all requisite power and authority to perform its respective obligations under, and consummate the transactions contemplated by, the Financing Commitment Letters applicable thereto. The performance by each of Parent and TIBCO of its respective obligations under, and consummation of the transactions contemplated by, the Financing Commitment Letters do not and will not (with or without notice or lapse of time, or both) (a) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of such entity, (b) result in a violation or breach of any provision of any Applicable Law, or (c) require any consent or approval under, violate, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Contract (other than the TIBCO Credit Agreements) to which such entity is a party, or by which any of such entity’s properties or assets are bound, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.09 Solvency. Each of TIBCO Parents, TIBCO, Parent, Merger Sub, the Surviving Corporation, the Preferred Equity Issuer and their respective Subsidiaries will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement and any debt financing (including the Debt Financing and Preferred Equity Financing) occurring in connection therewith. No transfer of property is being made by TIBCO Parents, TIBCO, Parent, Merger Sub, the Surviving Corporation, the Preferred Equity Issuer or any their respective Subsidiaries (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by TIBCO Parents, TIBCO, Parent, Merger Sub, the Surviving Corporation, the Preferred Equity Issuer or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement (or any series of related transactions or any other transactions in close proximity with the transactions contemplated by this Agreement) (a) with the intent to hinder, delay or defraud either present or future creditors of TIBCO Parents, TIBCO, the Surviving Corporation, Parent, Merger Sub, the Preferred Equity Issuer, any Affiliate of Parent or any of their respective Subsidiaries, (b) that could reasonably be expected to render TIBCO Parents, TIBCO, the Surviving Corporation, Parent, Merger Sub, the Preferred Equity Issuer, any Affiliate of Parent or any of their respective Subsidiaries not Solvent (or in the zone of insolvency) or (c) that as of the date hereof, is reasonably expected to have a material adverse effect on the long term financial sustainability of TIBCO Parents, TIBCO, the Surviving Corporation, Parent, Merger Sub, the Preferred Equity Issuer and their respective Subsidiaries. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets and property of such Person, in each case, will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent, subordinated and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10 Guarantees. Parent has furnished the Company with a duly executed, true, complete and correct copy of each Guarantee. Each Guarantee is in full force and effect. Each Guarantee is (i) a legal, valid and binding obligation of the respective Guarantor and (ii) enforceable in accordance with its respective terms against such Guarantor. There is no breach or default under any Guarantee by any Guarantor, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by any Guarantor.

Section 5.11 Absence of Certain Agreements. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Merger Sub, any Equity Investor, any Guarantor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement, including (A) any retention, severance or other compensation, incentives or benefits that may be or become payable in connection with the transactions contemplated hereby or after the Effective Time, (B) any equity rollover or other similar transaction, or any equity or other investment in Parent, the Surviving Corporation or any parent company thereof, or any Affiliate of Parent, the Surviving Corporation or any parent company thereof, following the Effective Time or (C) any directorship, employment, consulting arrangement or other similar association with Parent, the Surviving Corporation or any parent company thereof, or Affiliate of Parent, the Surviving Corporation or any parent company thereof, from and after the Effective Time.

Section 5.12 Stock Ownership . None of Parent, Merger Sub, the Equity Investors nor any of their respective “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 5.13 Brokers’ Fees. There is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement, except for Persons whose fees and expenses shall be paid by Parent.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company.

(a) Except for matters (i) expressly required, permitted or contemplated by this Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, (iii) required by Applicable Law or the rules or regulations of Nasdaq, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01 (the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (x) conduct its business in all material respects in the ordinary course, consistent with past practice, and (y) to preserve intact its present business organization and material business relationships (including its relationships with customers, suppliers, distributors, licensors, licensees and other Persons with which it has significant business dealings); provided that, in each case, the Company and its Subsidiaries may continue any necessary or advisable changes in their respective business practices adopted prior to the date hereof in response to COVID-19 and any COVID-19 Measures and, after the date hereof, may take further actions in good faith that are reasonably required to respond to COVID-19 or any COVID-19 Measures.

(b) Without limiting the generality of the foregoing, except for matters (i) permitted or contemplated by this Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, (iii) required by Applicable Law or the rules or regulations of Nasdaq, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not, and shall cause each of its Subsidiaries not to:

(i) amend the Company’s certificate of incorporation or bylaws, or amend any certificate of incorporation or bylaws, or other comparable charter or organizational documents, of the Company’s Subsidiaries;

(ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company;

(iii) (A) adjust, split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (B) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, or (C) purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Equity Awards of the applicable exercise price and/or withholding taxes or in accordance with the terms of the Company Stock Plans or the ESPP;

(iv) issue, deliver, sell or grant any Company Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the terms of Company DSU Awards, Company RSU Awards or Company PRSU Awards that are outstanding on the date hereof or issued not in violation of this Agreement, in each case in accordance with the applicable terms of such Company Equity Award, (B) grants of Company Equity Awards described in Section 6.01(b)(iv) of the Company Disclosure Schedule, (C) grants or awards of Company Securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof as set forth in Section 6.01(b)(iv) of the Company Disclosure Schedule, or (D) the issuance of shares of Company Common Stock in accordance with the ESPP (and subject to Section 2.06(f));

(v) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi) (A) increase or decrease the salary or wages, benefits, bonuses or other compensation payable, or to become payable, to the Company’s current or former directors, employees or other individual service providers with a title of Director or above or with annual targeted base salary of $300,000 or more, (B) pay or award, or commit to pay or award, any new bonuses or cash incentive compensation to the Company’s current or former directors, employees or other individual service providers with a title of Director or above or with targeted base salary of $300,000 or more, (C) grant any severance or termination pay to any of the Company’s current or former directors, employees or other individual service providers with a title of Director or above or with targeted base salary of $300,000 or more, or (D) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of the Company’s current or former directors, employees or other individual service providers with a title of Director or above or with targeted base salary of $300,000 or more, except, in the case of each of clauses (A) through (D), (1) as required to be made pursuant to the terms of any Labor Agreements as in effect as of the date hereof and (2) as required under the terms of any Company Employee Plan as in effect on the date hereof;

(vii) adopt, terminate or amend any material Company Employee Plan or any other benefit or compensation plan, policy or arrangement that would be a material Company Employee Plan if in effect on the date hereof, except (A) as required by Applicable Law, (B) as required under the terms of any Company Employee Plan as in effect on the date hereof or adopted, amended or modified as expressly permitted by this Agreement, or (C) for annual renewals of benefit plans undertaken in the ordinary course of business and consistent with past practice;

(viii) (A) negotiate, modify, extend, terminate, or enter into any Labor Agreement, or (B) voluntarily recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any Subsidiary of the Company;

(ix) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would reasonably be expected to trigger notice requirements under the WARN Act;

(x) hire, engage, terminate (without cause), furlough, or temporarily layoff any employee with a title of Director or above or with annual targeted base salary of $300,000 or more;

(xi) affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xii) acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions in the ordinary course of business that, individually or in the aggregate, involve a purchase price of not more than $500,000;

(xiii) sell, lease, license, sublicense, pledge, transfer, assign, abandon, subject to any Lien or otherwise dispose of, or fail to preserve and maintain, any Company Intellectual Property, material assets or material properties except (A) pursuant to Contracts existing as of the date hereof, (B) non-exclusive licenses and sublicenses of Company Intellectual Property to customers, contractors, Distribution Partners, technology and other partners or suppliers of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, (C) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice or (D) Permitted Liens;

(xiv) disclose or fail to preserve and maintain any Trade Secrets included in the Company Intellectual Property to any third party other than pursuant to written confidentiality obligations;

(xv) agree to any covenant limiting the ability of the Company or any of its Subsidiaries to compete or engage in any line of business or to compete with any Person in any geographic area, in each case that is material to the Company and its Subsidiaries taken as a whole;

(xvi) change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company’s reports filed with the SEC;

(xvii) (A) make or change any material Tax election, (B) change any material accounting method for Tax purposes, (C) surrender any right to claim a material Tax refund, (D) enter into any closing agreement related to any material Taxes, (E) settle any material Tax claim or assessment, or (F) except in the ordinary course of business, amend any material Tax Return or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xviii) incur or commit to any capital expenditures that in the aggregate exceeds, in any given fiscal quarter, $500,000 that are not contemplated in the Company’s annual budget as included in Section 6.01(b)(xviii) of the Company Disclosure Schedule;

(xix) (A) enter into any Contract that, if in existence as of the date hereof, would be a Material Contract other than Contracts with end-user customers or Distribution Partners in the ordinary course of business or as permitted under Sections 6.01(b)(vi), (vii), (viii), (xii), (xiii), (xviii), (xx) or (xxi), or (B) modify, amend, terminate or grant a waiver or release under any Material Contract in a manner that would be adverse to the Company or its Subsidiaries in any material respect;

(xx) settle or compromise any pending or threatened Proceeding, or pay, discharge, or satisfy or agree to pay, discharge or satisfy any claim with respect to any Proceeding, other than the settlement, compromise, payment, discharge or satisfaction of Proceedings providing solely for the payment of monetary damages which are (i) reflected or reserved against in full in the Company Balance Sheet or (ii) covered in full by existing insurance policies or (iii) less than $500,000 individually or $2,500,000 in the aggregate;

(xxi) except for (x) borrowings under the Company’s current credit facilities in the ordinary course of business, (y) interest rate and currency swaps and hedging arrangements in the ordinary course of business, and (z) intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, (A) incur, issue, or otherwise become liable for additional Indebtedness in excess of $1,000,000 in the aggregate, (B) modify the terms of any material Indebtedness existing as of the date hereof, or (C) assume, guarantee or endorse the obligations of any Person (other than a wholly-owned Subsidiary of the Company); or

(xxii) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time, and the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 6.01 shall restrict the Company and its Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Company and its Subsidiaries.

Section 6.02 Unsolicited Proposals.

(a) Subject to Section 6.03(b) and Section 6.03(c) and except as expressly permitted by this Section 6.02 from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.01:

(i) the Company shall not, shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct and use reasonable best efforts to cause each of its other Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub), (A) solicit, initiate, propose, assist, knowingly facilitate, or knowingly encourage any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal, or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating the making, submission or announcement of any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or (C) enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement or such other permitted confidentiality agreement pursuant to this Section 6.02) or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (D) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; and

(ii) the Company shall, and shall cause its Subsidiaries and its and their respective officers and directors, and shall instruct and use reasonable best efforts to cause each of its other Representatives to, immediately cease and terminate any discussions or negotiations with any Third Party that would be prohibited by this Section 6.02(a) and, within forty-eight hours following the execution of this Agreement the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any Third Party with whom a confidentiality agreement was entered into during the twelve-month period immediately preceding the date hereof relating to a potential Acquisition Proposal be promptly returned or destroyed in accordance with the terms of such confidentiality agreement and will (x) cease providing any further information with respect to the Company, its Subsidiaries, or any Acquisition Proposal to any such Third Party or its Representatives and (y) immediately terminate all access granted to any such Third Party and its Representatives to any physical or electronic data room.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time on or after the date hereof, but prior to obtaining the Stockholder Approval, (i) the Company receives a written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a material breach of Section 6.02(a) and (iii) the Company Board or any committee thereof has determined in good faith, after consultation with a Company Financial Advisor and outside legal counsel, that (x) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (y) the failure to take the actions contemplated by this Section 6.02(b) would be inconsistent with its fiduciary duties pursuant to Applicable Law, then the Company may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal (and its Representatives, including potential financing sources of such Third Party), in each case pursuant to an Acceptable Confidentiality Agreement and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal (and its Representatives, including potential financing sources of such Third Party) regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations (including by entering into a customary confidentiality agreement with such Third

Party for the purpose of receiving non-public information relating to such Third Party); provided, however, that the Company (1) will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will substantially concurrently provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such Third Party, which was not previously provided to Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may direct any Persons to this Agreement, including the specific provisions of this Section 6.02.

(c) From and after the date hereof, the Company shall as promptly as practicable (and in any event within twenty-four hours) notify Parent of the Company’s receipt of any Acquisition Proposal, which notification shall include a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal) and the identity of the Third Party making such Acquisition Proposal. The Company shall thereafter keep Parent reasonably informed on a prompt and current basis of the status of any developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of all documentation relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty-four hours after the Company’s receipt or sending thereof.

(d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any standstill or similar provision of any agreement to which any of the Company or any Subsidiary of the Company is a party, other than to the extent that the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to provide such waiver, release or termination would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

Section 6.03 Company Recommendation.

(a) Subject to Section 6.03(b) and Section 6.03(c), neither the Company Board nor any committee thereof shall (i) (A) fail to make, withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, in any manner adverse to Parent or Merger Sub, the Company Recommendation, (B) adopt, approve, endorse, recommend or declare advisable, or publicly propose to adopt, approve, endorse, recommend or declare advisable, an Acquisition Proposal, (C) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after commencement of such offer pursuant to Rule 14d-2 of the Exchange Act or (y) issue a public press release within ten Business Days following the first public announcement of any Acquisition Proposal by a Third Party (other than by commencement of a tender or exchange offer) reaffirming the Company Recommendation, (D) fail to publicly reaffirm the Company Recommendation within ten Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions), (E) fail to include the Company Recommendation in the Proxy Statement, (F) take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal that is a tender offer or exchange offer until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 6.03) or (G) resolve or publicly propose to take any action described in the foregoing clauses (A) through (F) (each of the foregoing actions described in clauses (A) through (G) being referred to as an “Adverse Recommendation Change”) or (ii) cause or permit the Company or any Subsidiary of the Company to execute or enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, or other contract or agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement, or such other permitted confidentiality agreement, pursuant to Section 6.02) (each, an “Alternative Acquisition Agreement”).

(b) (i) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, the Company Board or any committee thereof may, if it determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, (A) (1) make an Adverse Recommendation Change in response to a Superior Proposal or (2) make an Adverse Recommendation Change of the type described in clauses (A), (D), or (E) (or the type described in clause (G) with respect to clause (A), (D) or (E)) in response to any positive material event, change or development with respect to the Company or any of its Subsidiaries that was not known to or reasonably foreseeable by the Company Board as of the date hereof and not relating to (x) any Acquisition Proposal or (y) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (y) may be taken into account) (each such event, change or development, an “Intervening Event”), subject in each case to compliance with the terms of paragraph (ii) or (iii) below, as applicable.

(ii) In the case of a Superior Proposal, no Adverse Recommendation Change pursuant to this Section 6.03(b) and/or termination of this Agreement pursuant to Section 8.01(h) may be made:

(A) unless the Company and its Representatives have complied in all material respects with their obligations pursuant to Section 6.02 with respect to such Acquisition Proposal;

(B) until after the fourth Business Day following written notice from the Company to Parent advising Parent that the Company Board (1) has received a bona fide Acquisition Proposal that has not been withdrawn, (2) concluded (in accordance with Section 6.03(b)(i)) that such Acquisition Proposal constitutes a Superior Proposal and (3) intends to resolve to effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.01(h) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and copies of all other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of two Business Days, and compliance with this Section 6.03(b) with respect to such new notice);

(C) unless during such four Business Day period (or two Business Day period following an amended proposal), the Company shall, and shall cause its Representatives to, if requested by Parent, (1) negotiate with Parent and its Representatives in good faith to make amendments to the terms and conditions of this Agreement, the Guarantees and the Financing Commitment Letters so that the Acquisition Proposal no longer constitutes a Superior Proposal and (2) permit Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any proposed amendments with respect thereto; provided that this clause (2) shall apply only during the initial four Business Day period; and

(D) unless, following the expiration of such four Business Day period (or two Business Day period following an amended proposal) and after taking into account any amendments proposed in writing by Parent to the terms and conditions of this Agreement, the Guarantees and the Financing Commitment Letters, the Company Board or a committee thereof determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel) that the Acquisition Proposal continues to constitute a Superior Proposal.

(iii) In the case of an Intervening Event, no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made:

(A) until after the fourth Business Day following written notice from the Company to Parent advising Parent that the Company Board or any committee thereof intends to take such action and specifying the facts underlying the determination by the Company Board or a committee thereof that an Intervening Event has occurred, and the reason for the Adverse Recommendation Change, in reasonable detail (a “Notice of Intervening Event”);

(B) unless during such four Business Day period, the Company shall, and shall cause its Representatives to, if requested by Parent, (1) negotiate with Parent and its Representatives in good faith to make amendments to the terms and conditions of this Agreement, the Guarantees and the Financing Commitment

Letters so that the Company Board (or a committee thereof) no longer determines that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to Applicable Law and (2) permit Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any proposed amendments with respect thereto; and

(C)    unless, prior to the expiration of such four Business Day period, the Company Board or a committee thereof determines in good faith, taking into consideration any amendments to this Agreement, the Guarantees and the Financing Commitment Letters proposed in writing by Parent (after consultation with a Company Financial Advisor and outside legal counsel), that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law.

(c)    Nothing contained in Section 6.02 or this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act, or (iii) making any disclosure to the Company’s stockholders that is required by Applicable Law or stock exchange rule or listing agreement, which foregoing actions shall not constitute or be deemed to constitute an Adverse Recommendation Change (it being understood that any such statement or disclosure made by the Company Board or any committee thereof pursuant to this Section 6.03(c) must be subject to the terms and conditions of this Agreement and this Section 6.03(c) in no way limits or otherwise affects the obligations of the Company or the Company Board and the rights of Parent under this Agreement and that the foregoing will not be deemed to permit the Company or the Company Board or any committee thereof to effect an Adverse Recommendation Change other than in accordance with Section 6.03(b)).

Section 6.04 Approval of Merger Agreement.

(a)    The Company shall, in accordance with Applicable Law and the Company’s governing documents, and in consultation with Parent, take all necessary action to duly set a record date for (and the Company will not change the record date without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed), call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) for the purpose of considering and taking action upon the matters requiring Stockholder Approval (with the Stockholder Meeting in no event being initially scheduled for a date later than the 25th Business Day following the first mailing of the Proxy Statement to the Company’s stockholders) as soon as practicable after the date hereof, and the Company shall, in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as soon as practicable after the date hereof to enable such record date to be so set. Without the prior written consent of Parent, and except as may be required by Applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement, obtaining the Stockholder Approval and a proposal with respect to adjournment of the Stockholder Meeting shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Stockholder Meeting. Notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Stockholder Meeting (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum (it being understood that the Company may not postpone or adjourn the Stockholder Meeting more than two times pursuant to this clause (ii) without Parent’s prior consent (not to be unreasonably withheld, conditioned or delayed)), (iii) to ensure that any supplement or amendment to the Proxy Statement required by Applicable Law is provided to the holders of shares of Company Common Stock with a reasonable amount of time in advance of the Stockholder Meeting, (iv) to allow additional time for the solicitation of votes in order to obtain the Stockholder Approval (provided that the Stockholder Meeting shall not be delayed by more than 10 Business Days pursuant to this clause (iv) without the prior consent of Parent) and (v) if the Company is required to postpone or adjourn the Stockholder Meeting by Applicable Law. If requested by Parent, the Company shall postpone or adjourn the Stockholder Meeting to allow additional time for the solicitation of votes in order to obtain the Stockholder Approval (provided that the Stockholder Meeting shall not be delayed by more than 10 Business Days pursuant to this sentence unless mutually agreed by Parent and the Company). Unless the Company Board or any committee thereof has withdrawn the Company Recommendation in compliance with Section 6.03, the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and take all action necessary or advisable to secure the vote of the holders of shares of Company Common Stock required by Applicable Law to effect the Merger. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company will submit this Agreement for a vote by its stockholders at the Stockholder Meeting even if the Company Board (or a committee thereof) has effected an Adverse Recommendation Change.

(b) As promptly as reasonably practicable (but in no event later than thirty days following the date hereof) after the execution of this Agreement, the Company shall prepare a proxy statement in preliminary form for the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and file it with the SEC. The Company and Parent shall cooperate with each other in connection with the preparation of the foregoing, including to cause their respective Affiliates, as applicable, to cooperate with the preparation of the foregoing. Subject to Section 6.03, the Company must include the Company Recommendation in the Proxy Statement. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. The Company shall notify the other parties hereto promptly upon the receipt of any comments or other communications from the SEC or its staff or any other Governmental Authorities and of any request by the SEC or its staff or any other Governmental Authorities for amendments or supplements to the Proxy Statement and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other Governmental Authorities, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate, and shall cause their Affiliates and advisors to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required to be set forth in the Proxy Statement under Applicable Law. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith.

(c) The Company shall ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied by or on behalf of Parent or Merger Sub or their Affiliates for inclusion or incorporation by reference in the Proxy Statement. Parent shall ensure that such information supplied by it and its Affiliates for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) If at any time prior to the Stockholder Meeting or any such filing, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any other required Company filing or any other required Parent filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and the parties shall cooperate and the Company shall promptly prepare an appropriate amendment or supplement to such filing describing such information and shall file such amendment or supplement with the SEC and, to the extent required by Applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company’s stockholders.

(e) Subject to Applicable Law and to the terms of this Agreement, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company’s stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur (absent any change in protocol announced by the SEC) if the SEC has not affirmatively notified the Company on or prior to the tenth calendar day after filing the Proxy Statement that the SEC will be reviewing the Proxy Statement.

Section 6.05 Access to Information. Subject to Applicable Law, Section 6.12, Section 6.18 and applicable contractual restrictions, upon reasonable notice and subject to applicable logistical restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and Parent’s other Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, personnel, books, Contracts and records. The foregoing shall not require the Company (a) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of outside counsel jeopardize any trade secret protection or any attorney-client, work product or other legal privilege or protection (it being agreed that, in the case of clause (a), that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection), (b) to provide access to or otherwise make available or furnish any information relating to the process conducted by the Company that led to the execution of this Agreement (except as may be required by Section 6.02) or (c) to provide access to or otherwise make available or furnish any information if and to the extent that such access or availability would jeopardize the health and safety of any employee of the Company or its Subsidiaries in light of COVID-19 (taking into account any COVID-19 Measures). Notwithstanding anything to the contrary herein, Parent and Merger Sub shall not, and shall use their reasonable best efforts to cause their Representatives not to, initiate contact with any employee of the Company or any of its Subsidiaries not involved in the negotiation of the transactions contemplated by this Agreement or any customer, Distribution Partner, technology or other partner, vendor or supplier of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement, in each case, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that no breach of this sentence shall be taken into account for purposes of determining whether the closing condition set forth in Section 7.03(b) has been satisfied. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing or site assessments.

Section 6.06 Notice of Certain Events. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, effect, occurrence or development that (a) with respect to the Company, has had or would reasonably be expected have a Company Material Adverse Effect, (b) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect, and/or (c) is reasonably likely to result in any of the conditions set forth in Article 7 not being able to be satisfied prior to the End Date. No notification given by any party pursuant to this Section 6.06 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

Section 6.07 Employee Matters.

(a) As of the Closing Date, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company and its Subsidiaries as of the Effective Time. For a period of not less than twelve months following the Closing (or, if sooner, until the date of termination of employment of the relevant Continuing Employee), Parent shall provide each employee of the Company or its Subsidiaries who is employed by the Company or its Subsidiaries immediately before the Closing Date and who continues employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation immediately following the Closing Date (each a “Continuing Employee”) with (i) base salary or base hourly rate in an amount at least equal to the level that was provided to each such Continuing Employee prior to the Closing Date and (ii) target incentive compensation (including commissions) in an amount at least equal to the aggregate target cash incentive opportunities that were provided to each such Continuing Employee prior to the Closing Date. Until December 31, 2022 (or, if sooner, until the date of termination of employment of the relevant Continuing Employee), Parent shall provide each Continuing Employee with employee benefits (other than equity awards, defined benefit pension, post-employment welfare and non-qualified deferred compensation or benefits) that are at least as favorable in the aggregate to those provided to each such Continuing Employee immediately prior to the Closing Date under the Company Employee Plans set forth on

Schedule 4.16(a) of the Company Disclosure Schedule. In addition, for a period of twelve months following the Closing, Parent shall cause the Surviving Corporation and its respective Subsidiaries to assume and honor, the terms of the Company’s severance guidelines set forth in Section 6.07(a) of the Company Disclosure Schedule and provide the severance payments and benefits required thereunder to any eligible Continuing Employee whose employment is terminated under the circumstances described therein prior to the 12-month anniversary of the Closing.

(b) From and after the Closing Date, Parent shall cause each Continuing Employee’s service with the Company and its Subsidiaries (including any predecessors thereto or any other entities that have been merged with or into or been acquired by the Company or any of its Subsidiaries) prior to the Closing Date to be recognized for purposes of eligibility to participate, future vacation accruals, determining levels of benefits (but for the avoidance of doubt not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, severance, retirement, vacation, paid time off, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their Subsidiaries (excluding any equity compensation plans, programs, agreements or arrangements in which any Continuing Employee is or becomes eligible to participate immediately following the Closing) (collectively, the “Parent Benefit Plans”), but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent such credit would result in a duplication of benefits or compensation. The Surviving Corporation and its Subsidiaries shall assume all obligations for any and all vacation and paid time off balances of Continuing Employees and assume and pay all costs and notice obligations incurred in connection with terminations of non-Continuing Employees.

(c) From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate during the calendar year in which the Closing occurs, Parent shall use commercially reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to the Closing Date but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.07(b) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid during the portion of the calendar year prior to the Closing Date in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(d) From and after the Closing Date, Parent shall cause the Surviving Corporation and their respective Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, retention, bonus, cash incentive, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee of the Company or Subsidiary, and (ii) all vested and accrued benefits under any Company Employee Plan. Parent acknowledges that the transaction contemplated hereby shall constitute a “change in control”, “change of control”, “acquisition” and/or “sale event” (or a term of similar import) for purposes of each Company Employee Plan set forth on Section 4.16(e) of the Company Disclosure Schedule that uses such term (or a term of similar import).

(e) This Section 6.07 shall not apply to any employee who is represented by a labor union, works council, or other labor organization if the terms and conditions of employment of any such employee are governed exclusively by any applicable Labor Agreement.

(f) Nothing in this Section 6.07 shall be deemed to: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective Subsidiaries to terminate the employment of any Continuing Employee at any time for any reason; (ii) establish, amend or modify any Parent Benefit Plan or Company Employee Plan or any other benefit or compensation plan, policy, program, agreement, arrangement or contract; (iii) require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law; or (iv) create or confer any claims, rights or benefits (including any third-party beneficiary rights) in any Person other than the parties hereto. Notwithstanding anything to the contrary in Section 6.07, the covenants set forth in this Section 6.07 shall not apply to employees who are furloughed, terminated, temporarily laid off, or subject to reduced hours or benefits as a result of COVID-19-related circumstances, except as otherwise required by Applicable Law.

Section 6.08 State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective boards of directors shall grant such approvals and take such actions within their respective authority as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09 Approval of Parent. Immediately after the execution and delivery of this Agreement, Parent or the applicable Affiliate of Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

Section 6.10 Voting of Shares. Parent shall vote, or cause to be voted, any shares of Company Common Stock beneficially owned by it or any of its Affiliates (including the Equity Investors), in favor of adoption of this Agreement and any related proposals presented by the Company at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Sub held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement.

Section 6.11 Director and Officer Liability.

(a) For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts, errors or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s and the Company’s Subsidiaries’ officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of immediately prior to the Effective Time; provided, however, that the provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by either the Company or Parent, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from acts, errors or omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, further, that (x) in satisfying its obligation under this Section 6.11(a), neither Parent nor the Surviving Corporation shall be obligated to pay aggregate annual premiums in excess of 350% of the amount paid for the policy year in effect immediately prior to the Effective Time (the “Maximum Premium”) and (y) the Company shall not be permitted to obtain any “tail” or “runoff” officers’ and directors’ liability insurance policies with a cost in excess of the Maximum Premium. If the aggregate premiums of any such insurance coverage exceed the Maximum Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. If any such prepaid policies described in this Section 6.11(a) have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall: (i) indemnify (including advancement of expenses) and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or incurred by such Indemnified Party in connection with or arising out of any action, suit or other Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under Applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification or similar agreement between the Company or any Subsidiary of the Company and any Indemnified Party (or any other employee or former employee of the Company or any of its Subsidiaries) in effect as of the date hereof; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company or similar organizational documents of any Subsidiary of the Company as in effect on the date hereof. To the fullest extent permitted under Applicable Law and not in limitation of the foregoing, Parent shall pay all expenses, including reasonable attorneys’ fees and expenses, that may be incurred by Indemnified Parties in connection with their successful enforcement of their rights provided under this Section 6.11. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made, and for which an Indemnified Party delivers a written notice to Parent or the Surviving Corporation within such period asserting a claim for indemnification pursuant to this Section 6.11(b), shall continue until the final disposition of such claim. No Indemnified Party shall compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Indemnified Party Proceeding for which indemnification is being sought under this Section 6.11(b) unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed) and Parent and the Surviving Corporation shall not have any liability for any such compromise, settlement or arrangement effected without Parent’s prior written consent.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the organizational documents of the Surviving Corporation and any of its successors or assigns to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to those subject to those provisions as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the Company as of the date hereof.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party or other such Person unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party or other Person shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties and other Persons referenced herein shall be third party beneficiaries of this Section 6.11).

Section 6.12 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary, notices, registrations and filings (including notices and filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties (provided that the Company shall not be obligated to make any payment or commercial concession to any Third Party, or incur any liability, as a condition to (or in connection with) obtaining any such consent or waiver, unless such payment, concession or liability is requested by Parent and is conditioned and effective only upon the Closing), and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided that (x) the Company shall not be obligated to obtain any approval from CFIUS or any Governmental Authority under NISPOM to consummate the transactions contemplated by this Agreement, including the Merger, and (y) Parent and Merger Sub shall not assert that the submission of any filing under the DPA or NISPOM or approval from CFIUS is a condition to the Closing.

(b) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall: (i) promptly, but in no event later than ten Business Days after the date hereof, file any and all notices, reports and other documents required to be filed by such party (and, if applicable, cause their respective Affiliates to promptly file any notices, reports and other documents required to be filed by such party)) under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and shall use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act; (ii) promptly make all filings (and, if applicable, cause their respective Affiliates to promptly make all filings), and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws, applicable foreign investment regulations overseen by the relevant Governmental Authority of the jurisdictions set forth on Section 7.01(c) of the Company Disclosure Schedule, the DPA or the NISPOM; and (iii) as promptly as reasonably practicable provide such information (and, if applicable, cause their respective Affiliates to as promptly as reasonably practicable provide such information) as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other Governmental Authority under applicable Antitrust Laws, applicable foreign investment regulations, the DPA or the NISPOM in connection with the Merger and the other transactions contemplated by this Agreement, as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period.

(c) Without limiting the generality of anything contained in this Section 6.12, each party hereto shall use reasonable best efforts to: (i) give the other parties prompt notice of the making or commencement of any request, inquiry or Proceeding by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry or Proceeding; and (iii) promptly inform the other parties of any substantive communication to or from the FTC, DOJ, CFIUS, or any other Governmental Authority to the extent regarding the Merger and the other transactions contemplated by this Agreement, or regarding any such request, inquiry or Proceeding, and provide a copy of all written communications. Subject to Applicable Law, in advance and to the extent practicable, each of Parent or the Company, as the case may be, will consult the other on all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, and shall provide the other party with a reasonable opportunity to review and provide comments on any proposed substantive written communications to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be; provided, however, that the parties may reasonably designate competitively sensitive materials required to be shared under this provision as outside counsel only and such information shall be provided solely to those individuals acting as outside antitrust or CFIUS counsel for the other parties (provided that such counsel shall not disclose such information to such other parties and shall enter into a joint defense agreement with the providing party). In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry or Proceeding in respect of the Merger and the other transactions contemplated by this Agreement, each party hereto will permit authorized Representatives of the other party to be present at each meeting or telephone or video conference relating to such request, inquiry or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry or Proceeding.

(d) In furtherance and not in limitation of the foregoing, each of Parent and TIBCO agrees to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws in each of the jurisdictions set forth on Section 7.01(c) of the Company Disclosure Schedule that may be required by any Governmental Authority, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable (and in any event no later than five Business Days prior to the End Date), including (i) committing to or effecting, by consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, transfer, assignment or other disposition of assets or businesses of TIBCO or the Company or their respective Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, licenses, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of TIBCO or the Company or their respective Subsidiaries and (iii) creating or consenting to create or enter into any agreements, licenses, collaborations, relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an Order or file appropriate applications with any Governmental Authority in connection with any of the foregoing) and in the case of actions by or with respect to TIBCO or the Company or their respective Subsidiaries or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action to be taken by (x) the Company may, at the discretion of the Company, be conditioned upon consummation of the Merger and the other transactions contemplated by this Agreement or (y) TIBCO or Parent may, at the discretion of Parent, be conditioned upon consummation of the Merger and the other transactions contemplated by this Agreement (each a “Divestiture Action”), as may be necessary or required to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order that would otherwise have the effect of preventing consummation of the Merger and the other transactions contemplated by this Agreement, and to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve consummation of the Merger and the other transactions contemplated by this Agreement, fails to do so as promptly as practicable and in any event no later than five Business Days prior to the End Date. Parent and the Company shall cooperate in any proposal, negotiation, or offer to commit and to effect, by consent decree, hold separate order or otherwise, any and all Divestiture Actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Divestiture Action as may be required to resolve any Governmental Authority’s objections to the Merger and the other transactions contemplated by this Agreement; provided, however, that Parent shall control any such proposal negotiation or offer and any and all Divestiture Actions; provided, further, however, that notwithstanding any other provisions in this Agreement, Parent shall only be required to take, or agree to take, any Divestiture Action related to the Company and its Subsidiaries and/or TIBCO and its Subsidiaries. The parties agree not to enter into any agreement with a Governmental Authority to delay or otherwise not to consummate as soon as possible the Merger except with the prior written consent of the other parties hereto, such consent not to be unreasonably withheld or conditioned. Notwithstanding anything to the contrary in this Agreement (including with respect to any obligations of Parent, TIBCO, or the Company otherwise set forth in this Section 6.12), in no event shall Parent, TIBCO or any of their respective Subsidiaries be required to, and the Company shall not without the prior written consent of Parent, take or agree to take any action, including any Divestiture Action, that is reasonably likely to have a material impact on the business of the Company and TIBCO, taken as a whole.

(e) In the event that any administrative or judicial action is commenced by a Governmental Authority challenging the Merger under Antitrust Laws and the other transactions contemplated by this Agreement and such action seeks to prevent consummation of the Merger and the other transactions contemplated by this Agreement, each of Parent and Merger Sub shall cooperate with the Company and use its respective reasonable best efforts to contest any such action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

(f) Neither Parent, Merger Sub nor TIBCO shall, nor shall they permit Balboa Holdings LP or its or their respective Subsidiaries to, directly or indirectly, acquire or agree to acquire any rights, assets, business, Person or division thereof, if such acquisition would reasonably be expected to materially delay the obtaining of, or materially increase the risk of not obtaining, any applicable clearance, consent, approval or waiver of any Governmental Authority (including under Antitrust Laws) with respect to the Merger and the other transactions contemplated by this Agreement. Neither Parent nor Merger Sub shall permit or agree to permit any Person to obtain equity interests (or rights to obtain equity interests) in Parent, Merger Sub or TIBCO (or Balboa Holdings LP or its or their respective Subsidiaries) if such acquisition would reasonably be expected to materially delay the obtaining of, or materially increase the risk of not obtaining, any applicable clearance, consent, approval or waiver of any Governmental Authority under Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement.

Section 6.13 Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within forty-eight hours of learning of) notify Parent in writing of, and shall give Parent a reasonable opportunity to participate in the defense and settlement of, any Stockholder Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Stockholder Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.13, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Stockholder Litigation, and Parent may offer comments or suggestions with respect to such Stockholder Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority, except for the settlement or compromise consent set forth above. Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Stockholder Litigation.

Section 6.14 Public Announcements. Parent, the Company and TIBCO shall consult with each other before issuing any press release or making any other public announcements or statements, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such other public announcement or statement without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company are listed, in which case the party required to make the release, announcement or statement shall use reasonable best efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release, announcement or statement in advance of such issuance; provided, however, that notwithstanding the foregoing and for the avoidance of doubt, (A) neither the Company nor Parent shall be required to consult with the other party before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 6.03 or, in the case of the Company, as otherwise expressly permitted under Section 6.03, (B) the Company shall not be required to consult with Parent before disseminating any communications to employees, customers, partners or vendors so long as such communications are substantively consistent with (and do not add additional material information to) previous releases, public disclosures, public statements or other communications made by the parties not in violation of this Section 6.14 and (B) Parent shall not be required to consult with the Company before issuing any disclosures or communications to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person so long as such disclosures or communications are substantively consistent with (and do not add additional material information to) previous releases, public disclosures, public statements or other communications made by the parties not in violation of this Section 6.14.

Section 6.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.17 Financing.

(a) Each of Parent, Merger Sub and TIBCO shall use, and shall cause its Affiliates (including the Preferred Equity Issuer) to use, its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions (including, to the extent required, by the Marketing Period and implementation of any “flex” provisions) described in the Financing Commitment Letters, and shall not permit any amendment, restatement, replacement, supplement or modification to be made to, or any waiver of any provision under, the Financing Commitment Letters if such amendment, restatement, replacement, supplement, modification or waiver (A) with respect to the Financing Commitment Letters, reduces (or would have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) unless (x) the Debt Financing, the Preferred Equity Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representations and warranties set forth in Section 5.09 shall be true, correct and complete, (B) imposes new or additional conditions, or would permit the imposition of additional conditions precedent, or otherwise expands, amends, supplements or modifies any of the conditions precedent to the Financing or other provision of the Financing Commitment Letters related to conditionality of the funding of such Financing (x) in a manner materially adverse to the Company (including with respect to the certainty and timing of funding), or (y) that would (or would reasonably be expected to) (i) delay or prevent or make less likely the funding of the full amount of the Financing to be available to Parent (or satisfaction of the conditions to the Financing) on the Closing Date (taking into account the expected timing of the Marketing Period) or (ii) adversely impact the ability of TIBCO, Parent, Merger Sub, the Preferred Equity Issuer or the Company, as applicable, to enforce its rights against other parties to the Financing Commitment Letters or the definitive agreements with respect thereto, or (C) otherwise adversely affect the ability of TIBCO, Parent, Merger Sub or the Preferred Equity Issuer to enforce their rights under the Financing Commitment Letters or to consummate the transactions contemplated by this Agreement or the timing of the Closing, including by making the funding of the Financing less likely to occur (any such actions, impacts or effects in clauses (A), (B) and (C) directly above, an “Adverse Effect on Financing”) (provided that (1) in any event, and notwithstanding anything to the contrary contained in this Agreement, TIBCO, Parent and/or Merger Sub (and/or their applicable Affiliates) may amend any Financing Commitment Letter to add lenders, purchasers, investors, lead arrangers, bookrunners, syndication agents or other Debt Financing Sources (or, with respect to the Preferred Equity Commitment Letter, the Preferred Equity Financing Sources) who had not executed such Financing Commitment Letter as of the date hereof and, in connection therewith, amend the additional lender, purchasers, investors, lead arrangers, bookrunners or syndication agents provisions with respect to the appointment of such additional lenders, purchasers, investors, lead arrangers, bookrunners, syndication agents or other Debt Financing Sources (or, with respect to the Preferred Equity Commitment Letter, the Preferred Equity Financing Sources), in each case, which do not have an Adverse Effect on Financing (it being understood and agreed that the creditworthiness of any such additional lenders, purchasers, investors, lead arrangers, bookrunners, syndication agents or other Debt Financing Sources (or, with respect to the Preferred Equity Commitment Letter, the Preferred Equity Financing Sources) shall not be taken into account in determining whether such amendments result in an Adverse Effect on Financing); and (2) TIBCO, Parent or Merger Sub shall (I) disclose to the Company promptly its intention to so amend, restate, replace, supplement, modify, or waive any of the Financing Commitment Letters and (II) promptly (and, in any event, within five Business Days thereof) furnish to the Company copies of any agreements or other documentation with respect to such amendment, restatement, replacement, supplement, modification or waiver). TIBCO, Parent and Merger Sub shall not agree (and shall not permit any of their respective Affiliates (including the Preferred Equity Issuer)) to the withdrawal, termination, repudiation or rescission of any commitment in respect of the Debt Financing or Preferred Equity Financing without the prior written consent of the Company, and shall not, without the prior written consent of the Company, release or consent to the termination of the obligations of (I) the Debt Financing Sources under the Debt Commitment Letter, (II) the Preferred Equity Financing Sources under the Preferred Equity Commitment Letter or (III) any Person under the Equity Commitment Letter, as applicable. Parent shall promptly deliver to the Company copies of any such amendment, restatement, supplement, replacement, modification, withdrawal, termination, repudiation, rescission or waiver. For purposes of this Agreement, as applicable, (i) references to “Financing” shall include the financing contemplated by the Financing Commitment Letters as permitted to be amended, restated, modified, supplemented or replaced by this Section 6.17(a), (ii) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter (and references to “Preferred Equity Financing” shall include the preferred equity financing contemplated by the Preferred Equity Commitment Letter) as permitted to be amended, restated, modified, supplemented or replaced by this Section 6.17(a) and any Alternative Financing permitted by Section 6.17(b) and (iii) references to “Debt Commitment Letter” and “Preferred Equity Commitment Letter” (as applicable) shall include such documents as permitted to be amended, restated, modified, supplemented or replaced by this Section 6.17(a) or any commitment letters for Alternative Financing permitted by Section 6.17(b).

(b) Each of Parent, Merger Sub and TIBCO shall, and shall cause its Affiliates (including the Preferred Equity Issuer) and its and their respective officers, employees, advisors and other Representatives to, use its reasonable best efforts to (A) maintain in full force and effect the Financing Commitment Letters, (B) promptly negotiate and enter into definitive agreements with respect to the Debt Financing and Preferred Equity Financing on the terms and conditions (including, as necessary to ensure the funding of the Debt Financing and the Preferred Equity Financing on the Closing Date, agreeing to any requested changes to the Debt Financing in accordance with any “flex” provisions pursuant to customary syndication practices) contained in the Debt Commitment Letter and the Preferred Equity Commitment Letter (or, except to the extent agreed to by TIBCO, Parent and Merger Sub in instances that would not have an Adverse Effect on Financing, on terms no less favorable to TIBCO, Parent, Merger Sub or their respective Affiliates (including the Preferred Equity Issuer) than the terms and conditions (including flex provisions) in the Debt Commitment Letter and the Preferred Equity Commitment Letter), (C) satisfy (unless waived) on a timely basis all conditions to funding in the Debt Commitment Letter and the Preferred Equity Commitment Letter and, in each case, such definitive agreements thereto and in the Equity Commitment Letter and to consummate the Financing at or prior to the Closing, (D) enforce its rights under the Financing Commitment Letters to the extent necessary to consummate the transaction contemplated hereby and (E) comply with its obligations under the Financing Commitment Letters. Neither TIBCO, Parent nor Merger Sub shall, nor shall they permit any of their respective Affiliates (including the Preferred Equity Issuer) to, without the prior written consent of the Company, take any action or enter into any transaction that would (or would reasonably be expected to) impair, delay or prevent consummation of all or any portion of the Financing necessary to fund the amounts required to be paid by TIBCO, Parent or Merger Sub (or any other party to the Financing Commitment Letters, other than the Debt Financing Sources and the Preferred Equity Financing Sources) in connection with the Merger and the other transactions contemplated by this Agreement (including, without limitation, paying in cash all of the Financing Purposes). Parent shall promptly, upon reasonable written request by the Company, keep the Company fully informed, in all reasonable detail, of the status of its efforts to arrange and consummate the Financing and of all material developments in respect thereof. Parent shall provide the Company, promptly upon reasonable request, with copies of any documents in respect of the Debt Financing and the Preferred Equity Financing (in each case, limited to the posting versions and final versions thereof) and such other information on the status and any syndication efforts as shall be requested by the Company, in each case, to the extent (1) necessary to allow the Company to monitor the progress of such financing activities or (2) helpful in assisting the Company, its Subsidiaries or any of their respective Representatives in satisfying any of their obligations under the Section 6.17. Without limiting the foregoing, TIBCO, Parent and Merger Sub shall promptly, and in any event within two Business Days following the occurrence thereof, in each case, to the extent TIBCO, Parent or Merger Sub have actual knowledge thereof, notify the Company in writing if at any time prior to the Closing Date (i) any Commitment Letter expires or is terminated for any reason, (ii) any Person party to any Commitment Letter indicates in writing that it will not provide, or it refuses to provide, all or any portion of the Financing contemplated by the Financing Commitment Letters on the terms and subject only to the conditions expressly stated therein, (iii) TIBCO, Parent, Merger Sub or the Preferred Equity Issuer or, to the knowledge of TIBCO, Parent or Merger Sub, any other Person party to the Financing Commitment Letters defaults or breaches any of the terms or conditions set forth in any Commitment Letter, (iv) any event occurs that, with or without notice or lapse of time or both, would (or would reasonably be expected to) result in a default or breach of any of the terms or conditions set forth in any Commitment Letter, (v) TIBCO, Parent or Merger Sub receives any written notice or other communication with respect to any (A) actual or potential expiration or termination of, repudiation by any Person party to or default or breach under any Commitment Letter or (B) Persons party to the Financing Commitment Letters disputing in writing its obligation to fund the Financing on the Closing Date in an amount necessary to fund the amounts required to be paid by TIBCO, Parent, Merger Sub and/or the Preferred Equity Issuer (and/or any other party under the Financing Commitment Letters, other than the Debt Financing Sources and the Preferred Equity Financing Sources) in connection with the Merger and the other transactions contemplated by this Agreement (including to pay in cash all of the Financing Purposes) or (vi) if at any time for any reason TIBCO, Parent or Merger Sub no longer believes in good faith that TIBCO, Parent, Merger Sub and/or the Preferred Equity Issuer (and/or any other party under the Financing Commitment Letters, other than the Debt Financing Sources and the Preferred Equity Financing Sources) will be able to obtain on a timely basis, and in any event no later than the Closing Date, the Financing in an amount necessary to fund the amounts required in connection with the Merger and the other transactions contemplated by this Agreement (including to pay in cash all of the Financing Purposes). Upon the written request of the Company, TIBCO, Parent and Merger Sub shall promptly, and in any event within two Business Days following such written request, provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii), (iii), (iv), (v) or (vi) of the immediately preceding sentence. Upon the occurrence of any circumstance referred to in clause (i), (ii), (iii), (iv), (v) or (vi) of the second preceding sentence or if any portion of the Debt Financing or the Preferred Equity Financing otherwise becomes unavailable, and such portion is reasonably required to fund the amounts required to be paid by TIBCO, Parent and/or Merger Sub in connection with the Merger and the other transactions contemplated by this Agreement, including payment of the Aggregate Merger Consideration, to make any repayment, repurchase or refinancing of debt contemplated by this Agreement, the Preferred Equity Commitment Letter or the Debt Commitment Letter and to pay all fees, expenses and other amounts contemplated to be paid by Preferred Equity Issuer, TIBCO, Parent and/or Merger Sub (and/or any other party to the Financing Commitment Letters, other than the Debt Financing Sources and the Preferred Equity Financing Sources) pursuant to this Agreement, the Commitment Letters and the Financing and to pay any of the other Financing Purposes, TIBCO, Parent and Merger Sub shall, and shall cause their Affiliates (including the Preferred Equity Issuer and each related party to any Financing Commitment Letter to) to, use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources (“Alternative Financing”) in an amount sufficient to pay in cash all Financing Purposes with terms and conditions not materially less favorable (unless agreed to by TIBCO, Parent and Merger Sub), in the aggregate, to TIBCO, Parent, Merger Sub and their Affiliates (including the Preferred Equity Issuer and each related party to any Financing Commitment Letter) than the terms and conditions in the Preferred Equity Commitment Letter and the Debt Commitment Letter (including with respect to funding and timing of funding) on the date hereof as promptly as reasonably practicable following the occurrence of such event; provided that, notwithstanding anything to the contrary in this Agreement, TIBCO, Parent and Merger Sub shall not be required to (x) pay or incur materially more (taken as a whole) fees, OIDs or pricing relative to the pricing or fee terms of the Debt Commitment Letter or Preferred Equity Commitment Letter, as applicable, as in effect on the date of this Agreement, taking into account any flex terms (other than any increases in OID or interest rates that generally correspond with interest rate increases implemented by the United States Federal Reserve or any other applicable Governmental Authority, which such increases shall not be deemed to be increases to OID (to the extent any increase in interest rate takes the form of OID) or the interest rate pricing terms of the financing contemplated by the Debt Commitment

Letter or Preferred Equity Commitment Letter) or (y) seek equity financing (other than the Preferred Equity Financing) from any Person other than the applicable sponsors or in an amount in excess of the Equity Financing contemplated by the Equity Commitment Letters as of the date hereof or on terms and conditions other than as set forth in the Equity Commitment Letters. Parent shall promptly deliver to the Company true and complete copies of all agreements, arrangements or understandings related to any such Alternative Financing; provided that fee amounts, pricing and pricing caps and “flex” provisions in the fee letter entered into in connection with the Debt Financing, none of which (x) impose or permit the imposition of additional conditions or expand or permit the expansion of any existing conditions, in each case, to the funding of the full amount of the Debt Financing or the Preferred Equity Financing on the Closing Date or (y) would reasonably be expected to reduce the aggregate amount of the Debt Financing or the Preferred Equity Financing available to TIBCO, Parent, Merger Sub or any of their Affiliates (including the Preferred Equity Issuer) on the Closing Date or affect the availability of the full amount of the Debt Financing or the Preferred Equity Financing on the Closing Date, may have been redacted in a customary manner. TIBCO, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing.

(c) During the Interim Period, in each case, subject to the limitations in this Section 6.17(c), the Company shall use its reasonable best efforts to provide, and shall cause each of its Subsidiaries and each of their respective Representatives to, use reasonable best efforts to provide to Parent and Merger Sub, in each case at Parent’s sole expense (other than (x) costs and expenses incurred in connection with the preparation of historical financial statements in (and at the similar times as previously prepared in) the ordinary course of business, (y) any amounts incurred in connection with the repayment, redemption or satisfaction and discharge of Indebtedness on the Closing Date in connection with the delivery of the Company Payoff Letters and (z) any other ordinary course amounts that would have been incurred in connection with the transactions contemplated hereby entirely and completely regardless of (A) any debt financing established in connection herewith and (B) any requirements or actions under this Section 6.17 (collectively, the “Parent Cost Exceptions”)), cooperation reasonably requested in writing by Parent that is customary in connection with the arrangement of the Debt Financing (including any permanent takeout financing with respect to any bridge financing component of the Debt Financing) and/or the Preferred Equity Financing, including using reasonable best efforts upon the reasonable written request by Parent solely during the Interim Period and subject to the limitations in this Section 6.16(c), to (i) upon reasonable prior written notice cause the participation by appropriate and applicable senior management of the Company in a reasonable number of meetings, presentations, roadshows, conference calls, drafting sessions, due diligence sessions (including accounting due diligence sessions) and meetings with prospective lenders upon reasonable prior written notice (but not more than six primary bank meetings), and ratings agencies, in each case, which may be, at the Company’s option, on a telephonic or videoconference basis, (ii) assist with the preparation of customary bank books, confidential information memoranda, offering memoranda, private placement memoranda, lender and preferred equity investor presentations and rating agency presentations and other customary documents reasonably requested in writing in connection with the Debt Financing and the Preferred Equity Financing (including any Alternative Financing with respect to the Debt Financing and/or Preferred Equity Financing), including in the preparation of “public side” versions thereof and assisting Parent in obtaining any corporate or facility ratings from any ratings agencies contemplated by the Debt Financing and/or Preferred Equity Financing; provided that any of the foregoing that include disclosure and financial statements with respect to the Company and its Subsidiaries shall only reflect the Surviving Corporation as the obligor(s) and none of the foregoing shall be issued by the Company or its Subsidiaries, (iii) furnish Parent promptly with the Company Required Financial Information and, as it relates to any high yield debt securities issued on a “Rule 144A for life” basis, such other pertinent customary financial and other customary information regarding the Company and its Subsidiaries as reasonably requested by Parent or Merger Sub, and any updates thereto as reasonably requested by such Persons and with information in response to reasonable due diligence requests, and otherwise cooperate with customary due diligence efforts, in connection with the placement of any high yield debt securities to be issued on a “Rule 144A for life” basis in connection with the Debt Financing, and execute (A) customary authorization letters to accompany the Company Required Financial Information provided by the Company regarding the material accuracy of the Company Required Financial Information provided by the Company and contained in the aforementioned marketing materials with respect to the Company and its Subsidiaries that have been reviewed and commented on by the Company and, with respect to any “public version” of the aforementioned marketing materials with respect to the Company and its Subsidiaries that have been reviewed and commented on by the Company, the lack of material non-public information with respect to the Company and its Subsidiaries therein and (B) customary management representation letters and CFO certificates with respect to the financial information included in the marketing materials for any debt offerings; provided, however, that, in each case, the Company shall only be obligated to deliver such financial statements and information to the extent they both (y) do not contain Excluded Information and (z) may be reasonably obtained from the books and records of the Company and its Subsidiaries without undue effort or expense, (iv) assist Parent in preparing pro forma financial statements of the type and form customarily included in offering memoranda for high yield debt securities issued on a “Rule 144A for life” basis; provided, that the Company shall have no obligation to furnish any Excluded Information, (v) furnish promptly, and in any event at least three Business Days prior to the Closing Date (to the extent requested at least nine Business Days prior to the Closing Date), all documentation and other information required under the Debt Commitment Letters to the extent required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and rules adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department, but in each case, solely as relating to the Company and its Subsidiaries to the extent such Subsidiaries shall be guarantors of the Debt Financing or Preferred Equity Financing, (vi) solely to the extent full draft and final copies of such documentation that are available have been provided to the Company and its attorneys, execute and deliver customary evidence of authority, customary officer’s certificates and customary solvency certificates, in each case, solely to the extent related to the Company and its Subsidiaries and solely as reasonably requested in writing by Parent or Merger Sub (provided, however, that no officer of the Company or any of its Subsidiaries who is not remaining in such position following the Closing shall be obligated to execute any evidence, certificate or other document contemplated by this Section 6.17(c) in connection with the Debt Financing or Preferred Equity Financing and no such evidence, certificate or other document shall be effective prior to Closing), (vii) provide commercially reasonable and customary assistance in the preparation and execution of the definitive documentation in connection with the Debt Financing, including executing and delivering by the Company and its Subsidiaries, effective only upon the Closing, of, or completing any schedules or other customary informational requirements relating to the Company and its Subsidiaries with respect to, any credit agreements, purchase agreements, indentures, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by the Debt Financing and/or Preferred Equity Financing, hedging agreements reasonably requested by Parent and otherwise facilitating the creation and perfection of the security interests in the collateral contemplated by the Debt Financing and (viii) facilitating customary cooperation and assistance of the Company’s auditors to (A) provide customary comfort letters (including “negative assurance” comfort) with respect to historical financial information of the Company included in any offering memoranda with respect to any non-convertible high yield debt securities included in the Debt Financing issued on a “Rule 144A for life” basis and (B) attend accounting due diligence sessions; provided that notwithstanding the foregoing, the Company, its Subsidiaries or any of its or their respective officers, employees, advisors and other Representatives shall have no obligation to provide or assist with (I) financial statements of the Company and / or any of its Subsidiaries, other than the financial statements included in the Company Required Financial Information, or information required by Rule 3-03(e), 3-05, 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X, Regulation S-K Item 302, and any information not reasonably available to the Company under its current reporting systems or consistently maintained in the ordinary course of business or, solely for the purpose of the definition of Company Required Financial Information, for any period prior to January 1, 2019, (II) information to the extent that the provision thereof would violate Applicable Law, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by the Company or any of its Subsidiaries, (III) pro forma financial statements, projections or other prospective information, (IV) description of all or any portion of the Financing, any “description of notes” or “description of other indebtedness”, or other information customarily provided by the Debt Financing Sources, any financing source, any party to a Financing Commitment Letter or their respective counsel, (V) projections, risk factors (other than risk factors relating to the business and operations of the Company or any of its Subsidiaries) or other forward-looking statements solely relating to all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure, (VI) information regarding affiliate transactions that may exist following consummation of the Merger or the other transactions contemplated by this Agreement (unless the Company or any of its Subsidiaries was party to any such transactions prior to consummation of the Merger), (VII) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, (VIII) information only necessary for the preparation of any projected or forward-looking financial statements or information, in each case, that is not derivable without undue effort or expense by the Company from the books and records of the Company or any of its Subsidiaries, (IX) any information concerning or involving only Persons other than the Company and its Subsidiaries or, solely for the purpose of the definition of Company Required Financial Information, for any period prior to January 1, 2019, (X) solely for the purpose of the definition of Company Required Financial Information, segment financial information, (XI) Compensation Discussion and Analysis or other information required by Regulation S-K Item 402, (XII) the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A including Item 404 or Regulation S-K, and (XIII) other information customarily excluded from an offering memorandum used for an offering of “private for life” high yield debt securities pursuant to Rule 144A (such information and materials in clauses (I)-(XIII) of this proviso, the “Excluded Information”). Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require the Company, its Subsidiaries or any of its or their respective officers, employees, advisors and other

Representatives, to: (A) provide cooperation that unreasonably interferes (in the judgment of the Company) with the ongoing business or operations of the Company or its Subsidiaries; (B) provide cooperation that causes any covenant, representation or warranty in this Agreement to be breached; (C) provide cooperation that causes any closing condition set forth in Article 7 to fail to be satisfied or would, based on the advice of the Company’s legal counsel (which, for the avoidance of doubt, may be internal counsel), conflict with, violate or result in a breach of or default under any material Contract (including this Agreement) (to the extent not entered into in contemplation of contravening or circumventing the cooperation obligation set forth in this Section 6.17(c)) or any organizational document of the Company or its Subsidiaries; (D) incur any liability, or (except, with respect to the Surviving Corporation and its Subsidiaries, to the extent contingent upon the occurrence of the Closing) commit to incur, or pay, or be required to pay or reimburse, or (except, with respect to the Surviving Corporation and its Subsidiaries, to the extent contingent upon the occurrence of the Closing) commit to reimburse, any commitment fee or other fee, cost, expense, indemnity, liability, obligation, amount or payment in connection with the Debt Financing or Preferred Equity Financing prior to the Closing; (E) execute, deliver or enter into, or perform any agreement, document, certificate or instrument taking effect prior to the Closing with respect to the Debt Financing or Preferred Equity Financing (other than with respect to customary authorization letters provided under Section 6.17(c)(iii) with respect to information provided by the Company under Section 6.17(c)(ii) above but subject to the proviso set forth therein) and the directors, members, general partners and managers (and any equivalent governing body) of the Company or its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments taking effect prior to the Closing (except to the extent solely with respect to any directors continuing in such directors’ capacities for the Company or the same Subsidiary from and after the Closing) pursuant to which the Debt Financing or Preferred Equity Financing is obtained (including, but not limited to, any credit or other agreements, pledge or security documents, or other certificates); (F) provide cooperation that would cause competitive harm to the Company or its Subsidiaries, if the transactions contemplated by this Agreement are not consummated; (G) provide any legal opinion or other opinion of counsel, or any information that would, based on the good faith advice of the Company’s legal counsel (which, for the avoidance of doubt, may be internal counsel), result in a violation of Applicable Law or loss of attorney-client privilege or that is attorney work product or breach any confidentiality obligations binding on the Company, its Subsidiaries or any of their Affiliates or any of their Representatives; provided that the Company or its Subsidiaries shall use reasonable best efforts to notify Parent that such information is being withheld on such ground and shall use reasonable best efforts to disclose any information being withheld, in each case, to the extent such notification or disclosure would not violate such Applicable Law or result in the loss of (or hinder) such privilege or such attorney work product; (H) encumber any of the assets of the Company or its Subsidiaries or otherwise be an issuer, guarantor or other obligor with respect to the Debt Financing prior to Closing (or provide a pre-filing Uniform Commercial Code financing statement authorization letter or agreement prior to Closing); (I) take any action that would subject any director, officer, employee, agent, manager, consultant, advisor or other representative of the Company, it Subsidiaries or any their Affiliates to any actual or potential personal liability; (J) provide assistance, or execute or deliver any documents or information with respect to any Person other than solely the Company and its Subsidiaries, (K) prepare any pro forma financial statements; or (L) pay or incur any amount that would constitute Indebtedness of the Company or any of its Subsidiaries or would reduce the consideration that would otherwise be owed by Parent and Merger Sub under this Agreement. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.17 or otherwise in connection with any Debt Financing or Preferred Equity Financing shall be kept confidential in strict accordance with an Acceptable Confidentiality Agreement. For the avoidance of doubt, in connection with any request for information from, or any request for any effort or action by, the Company, Parent shall provide copies of the then current draft of the applicable documentation to which such request relates, in each case, to the extent reasonably necessary for the Company to provide the requested information, make the requested effort or take the requested action. Other than the Parent Cost Exceptions, in no event shall the Company, its Subsidiaries or their respective Subsidiaries be required to pay any commitment or other fee or amount or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Parent and Merger Sub in arranging the Debt Financing or the Preferred Equity Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing or the Preferred Equity Financing. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.17(c) represent the sole obligations of the Company and its Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the Debt Financing and the Preferred Equity Financing and no other provisions of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

(d) Subject to Parent’s indemnification obligations set forth in Section 6.17(e), the Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and the Preferred Equity Financing so long as the Company has a reasonable opportunity to preview and consent to such use of logos and such logos (i) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (ii) are used solely in connection with a description of the Company, its business and products or the Merger (including in connection with any marketing materials related to the Debt Financing), and (iii) are displayed and presented in a manner consistent with the Company’s past practice.

(e) The Company and its Subsidiaries and their respective Affiliates and Representatives shall have no liability whatsoever to TIBCO, Parent, Merger Sub, the Preferred Equity Issuer or any other Person in respect of any financial information or data or other information provided pursuant to this Section 6.17. If requested by the Company or a Representative thereof in writing, TIBCO, Parent and Merger Sub shall reimburse the Company or its applicable Representative on the Closing Date (or, if the Closing Date does not occur, promptly following termination of this Agreement in accordance with its terms and, with respect to any request of a Representative of the Company following Closing, promptly after receipt by such Representative of a written demand therefor) upon demand for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ and accountants’ fees and expenses and other professional fees and expenses), but in any case, other than the Parent Cost Exceptions, incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company, its Subsidiaries and their respective Representatives contemplated by this Section 6.17 and shall indemnify and hold harmless the Company, its Subsidiaries, their respective Affiliates and their respective Representatives

(collectively, the “Financing Indemnitees”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by any of them (other than the Parent Cost Exceptions) in connection with the arrangement and consummation of the Financing (including any Alternative Financing), any information used in connection therewith and any misuse of logos or marks of the Company or its Subsidiaries pursuant to Section 6.17(d) above, in each case, other than to the extent any such costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities are determined by a court of competent jurisdiction in a final and non-appealable judgment to directly arise as a result of bad faith, willful misconduct, fraud or gross negligence of any such Financing Indemnitees. Notwithstanding anything to the contrary in this Agreement, this Section 6.17(e) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns who are each third party beneficiaries of this Section 6.17(e).

(f) Notwithstanding this Section 6.17 or anything else to the contrary in this Agreement, TIBCO, Parent and Merger Sub each acknowledges, affirms and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that TIBCO, Parent, Merger Sub or Preferred Equity Issuer obtain any debt, equity or other financing for or related to any of the transactions contemplated by this Agreement (including all or any portion of any Financing).

Section 6.18 Confidentiality. Notwithstanding anything to the contrary contained therein, the provisions of (i) the letter agreement dated as of November 23, 2021 between Vista Equity Partners Management, LLC and the Company and (ii) the letter agreement dated as of September 25, 2021 between Elliott Investment Management L.P. and the Company (together, the “Confidentiality Agreements”) shall continue in full force and effect for their term and shall apply with respect to all information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement (including in connection with the Debt Financing); provided, however, that Parent and Merger Sub will be permitted to disclose such information on a need-to-know basis to any Debt Financing Sources (and their Representatives) that may become parties to the documents evidencing the Debt Financing (and, in each case, to their respective counsel and auditors) so long as each such Person (a) agrees for the benefit of the Company to be bound by either Confidentiality Agreement as if a party thereto or (b) is subject to other customary confidentiality undertakings set forth in the Financing Commitment Letters. The parties acknowledge and agree, for the avoidance of doubt, that Parent and Merger Sub are “Affiliates” of each of Vista Equity Partners Management, LLC and Elliott Investment Management L.P. for purposes of the Confidentiality Agreement.

Section 6.19 Director Resignations . Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.20 Treatment of Company Debt.

(a) The Company shall, and shall cause its Subsidiaries to, following receipt of a written request from Parent to do so, obtain Company Payoff Letters (for the avoidance of doubt, in accordance with the definition thereof) and shall use reasonable best efforts to deliver all material notices in connection therewith and to take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under any Company Credit Agreement, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of any guarantees provided in connection therewith as of the Effective Time (collectively, a “Credit Agreement Termination”). The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide to Parent not later than five Business Days prior to the Closing Date draft Company Payoff Letters and related payoff and lien release documentation for any Indebtedness contemplated by this Agreement to be paid in full and/or retired in connection with the Closing. Notwithstanding anything herein to the contrary, in no event shall this Section 6.20(a) require the Company or any of its Subsidiaries to cause a Credit Agreement Termination to be effective unless and until the Effective Time has occurred.

(b) The Company shall use reasonable best efforts to take all actions required by the Indenture to be performed by the Company prior to the Effective Time as a result of the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including the giving of any notices that may be required prior to the Effective Time in connection with the Company Notes, the delivery to the Trustee of any certificates, opinions, documents or instruments required to be delivered prior to the Effective Time to the Trustee in connection with such transactions or otherwise required pursuant to the terms of the Indenture, and, if Parent so elects, the redemption and/or satisfaction and discharge of the Company Notes in accordance with the applicable provisions of the Indenture upon or after the Effective Time. The Company shall provide such assistance reasonably requested by Parent in connection with obtaining the execution of any instruments by the other parties required to execute such instruments and otherwise use reasonable best efforts to take any other actions reasonably requested by Parent (which shall not require any payment by the Company or its Subsidiaries) that are customary or necessary in connection therewith. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 6.20(b) to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) not conditioned on or delivered substantially concurrently with the occurrence of the Effective Time.

(c) If requested by Parent, the Company shall reasonably cooperate with Parent, prior to the Effective Time, to, with respect to the Company Notes and the related Indenture, (i) commence any of (1) one or more offers to purchase any or all of the outstanding series of Company Notes for cash (the “Offers to Purchase”) or (2) one or more offers to exchange any or all of the outstanding Company Notes for securities issued by any Parent Entity (the “Offers to Exchange”) and (ii) conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to such Indenture (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”); provided that any such transaction shall be funded using consideration provided by Parent, Parent shall be responsible for all other liabilities incurred by the Company or any of its Subsidiaries in connection with any Company Notes Offers and Consent Solicitations, and no

Offer to Purchase or Offer to Exchange shall be consummated prior to Closing. Any Company Note Offers and Consent Solicitations shall be made on customary terms and conditions (including price to be paid and conditionality) as are reasonably proposed by Parent, are reasonably acceptable to the Company and are permitted or required by the terms of such Company Notes, the Indenture and Applicable Laws, including SEC rules and regulations. Subject to the receipt of the requisite consents, in connection with any or all of the Consent Solicitations, the Company shall execute supplemental indentures to the Indenture in accordance with the terms thereof amending the terms and provisions of such Indenture in a form as reasonably requested by Parent and reasonably acceptable to the Company, which supplemental indentures shall not become effective until Closing. The Company shall promptly, upon the reasonable request of Parent, provide reasonable assistance and cooperation in connection with any Company Note Offers and Consent Solicitations (including but not limited to requesting, and using reasonable best efforts to cause, (i) the Company’s independent accountants (and certified independent auditors of any company recently acquired or whose acquisition by the Company is pending of whose financial statements would be required to be included in order for a registration statement filed by the Company to be declared effective) to provide customary consents for use of their reports to the extent required in connection with any Company Note Offers and Consent Solicitations and (ii) to furnish any customary certificates, legal opinions or negative assurance letters in connection with the Company Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent and reasonably acceptable to the Company. The parties acknowledge and agree that the inability to make or complete any such Company Note Offers and Consent Solicitations shall not delay the Closing or relieve Parent or Merger Sub from their obligations to consummate the Merger as required under this Agreement.

(d) If the Closing does not occur, Parent and Merger Sub shall reimburse the Company promptly following termination of this Agreement in accordance with its terms upon demand for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ and accountants’ or auditors’ fees) actually incurred by the Company or any of its Subsidiaries as a result of any actions taken by the Company with respect to its obligations under this Section 6.20 (including any Company Note Offers and Consent Solicitations) (other than the Parent Cost Exceptions) upon the written request of Parent as contemplated by this Section 6.20 and shall indemnify and hold harmless the Financing Indemnitees from and against any and all costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by any of them in connection with the foregoing (other than the Parent Cost Exceptions) and any information used in connection therewith (other than the historical financial statements provided by or on behalf of the Company and its Subsidiaries), in each case, other than to the extent any such costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, awards and liabilities are determined by a court of competent jurisdiction in a final and non-appealable judgment to directly arise as a result of bad faith, willful misconduct, fraud or gross negligence of any such Financing Indemnitees. This Section 6.20(d) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns who are each third party beneficiaries of this Section 6.20(d).

Section 6.21 FIRPTA Certificate. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company following the Closing Date, in each case, in a form and substance reasonably acceptable to Parent.

Section 6.22 No Employment Discussions. Without the prior consent of the Company Board (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Stockholder Approval has been obtained, neither Parent, Merger Sub nor any of their respective Affiliates, directly or indirectly, shall have any formal or informal discussions with respect to, or enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), described in Section 5.11 of this Agreement.

Section 6.23 Cash and Marketable Securities. The Company and Parent shall cooperate in good faith to agree, promptly following the date hereof and in no event later than 14 days prior to the Closing, on a schedule for the repatriation of cash (to the extent permitted by Applicable Law) in a commercially reasonable manner and the Company shall use commercially reasonable efforts to take the actions set forth on such schedule prior to the Closing, and if the Closing does not occur, Parent and Merger Sub shall reimburse the Company promptly following termination of this Agreement in accordance with its terms upon demand for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’, accountants’ and consultancy fees) actually incurred by the Company or any of its Subsidiaries in connection with any actions taken by the Company with respect to its obligations under this sentence. At the reasonable request of Parent, the Company and its Subsidiaries shall use commercially reasonable efforts to sell any marketable securities (including notes, bonds or other similar securities) then owned by the Company and its Subsidiaries reasonably proximate to the Closing Date so as to permit the net proceeds of such sale to be used by or at the direction of Parent as a potential partial source for the payments contemplated by this Agreement, including the payment of expenses in connection with the transactions contemplated by this Agreement or payments in respect of Company Equity Awards under Article 2.

Section 6.24 Tender Offer. Upon written request by Parent prior to receipt of the Stockholder Approval and subject to the consent of the Company (which may be withheld in the Company’s reasonable discretion), the parties agree to cooperate and work in good faith to effectuate the transactions contemplated by this Agreement by means of a tender offer for all of the outstanding shares of Company Common Stock for the Merger Consideration (including effecting the Merger pursuant to Section 251(h) of the DGCL) and to make such reasonable and customary amendments to this Agreement as the parties mutually agree are necessary to reflect such structure; provided that (i) such tender offer structure shall not delay the Closing and (ii) the inability to make or complete any such tender offer shall not relieve Parent or Merger Sub from their obligations to consummate the Merger as required under this Agreement.

Section 6.25 Treatment of TIBCO Debt. To the extent required by the terms of the Debt Commitment Letter or the Preferred Equity Commitment Letter (as amended, restated, waived or otherwise modified by the applicable Debt Financing Sources or Preferred Equity Financing Sources), TIBCO shall, and shall cause its Subsidiaries to, terminate all commitments outstanding under any TIBCO Credit Agreements, repay in full of all obligations, if any, outstanding under such TIBCO Credit Agreements, release all Liens, if any, securing such obligations, and release all guarantees provided in connection therewith as of the Effective Time (collectively, a “TIBCO Credit Agreement Termination”). TIBCO shall use reasonable best efforts to obtain TIBCO Payoff Letters (for the avoidance of doubt, in accordance with the definition thereof) and deliver all material notices in connection therewith. TIBCO shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide to Company not later than five Business Days prior to the Closing Date draft TIBCO Payoff Letters and related payoff and lien release documentation for such Indebtedness. Notwithstanding anything herein to the contrary, in no event shall this Section 6.25 require TIBCO or any of its Subsidiaries to cause a TIBCO Credit Agreement Termination to be effective unless and until the Effective Time has occurred.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, at or prior to Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained;

(b) (i) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and (ii) no Applicable Law (other than an Order, which is addressed in clause (i)) shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

(c) (i) the waiting period applicable to the Merger under the HSR Act, and any agreement between a party and a Governmental Authority not to consummate the Merger, shall have expired or been terminated, and (ii) the consents required under the Antitrust Laws and applicable foreign investment regulations overseen by the relevant Governmental Authority of the jurisdictions set forth on Section 7.01(c) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or waiver by Parent, at or prior to Closing, of the following conditions:

(a) (i) the representations and warranties of the Company set forth in the first sentence of Section 4.01, Section 4.02(a), and Section 4.24 shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 4.09(b)(ii) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects only as of such earlier date), (iii) the representations and warranties of the Company set forth in Section 4.05(a) and the first sentence of Section 4.05(d) shall be true and correct in all respects except for de minimis inaccuracies relative to the total fully-diluted equity capitalization of the Company as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects except for such de minimis inaccuracies only as of such earlier date) and (iv) the other representations and warranties of the Company set forth in Article 4 of this Agreement shall be true and correct as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing (provided that, for purposes of this Section 7.02(b), the Company shall be deemed to have performed and complied in all material respects with its obligations under Section 6.17 unless there has been a Willful and Material Breach of such obligations by the Company and such Willful and Material Breach is the proximate cause of Parent’s failure to obtain both the Debt Financing and the Preferred Equity Financing);

(c) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied; and

(d) since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

Section 7.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, at or prior to Closing, of the following conditions:

(a) the representations and warranties of Parent, Merger Sub and TIBCO set forth in Article 5 of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, prevent or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b) Parent, Merger Sub and TIBCO shall each have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Section 7.04 Frustration of Closing Conditions. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger if such failure (or inability to be satisfied) was caused by such party’s breach or other failure to comply with or perform its obligations under this Agreement.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b) by either Parent or the Company, upon written notice to the other party, if the Closing Date has not occurred on or before October 31, 2022 (the “End Date”) (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that (i) if the Marketing Period has commenced but not yet been completed as of the close of business on the fifth Business Day immediately prior to October 31, 2022, the End Date shall be automatically extended until five Business Days after the final day of the Marketing Period; provided that in no event shall the End Date be extended beyond January 31, 2023 and (ii) the End Date shall automatically be extended to January 31, 2023 if the conditions set forth in Section 7.01(b) (if the Order or Applicable Law relates to Antitrust Laws) and/or Section 7.01(c) shall not have been satisfied as of the close of business on the fifth Business Day immediately prior to October 31, 2022 (and the other conditions set forth in Article 7 have been satisfied or, to the extent permitted by Applicable Law, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition would be satisfied if the Closing were on such date)) (and in the case of any such extension, any reference to the End Date in any provision of this Agreement shall be deemed to be a reference to the End Date as so extended); and provided further that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the End Date;

(c) by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order, which remains in effect, permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the party seeking to terminate this Agreement shall not be in material breach of its obligations under Section 6.12 that has been the cause of, or resulted in, the issuance of such final and non-appealable Order;

(d) by either Parent or the Company, upon written notice to the other party, if the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.01 or Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.01(f);

(f) by the Company, upon written notice to Parent, in the event of a breach by Parent, Merger Sub or TIBCO of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.01 or Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.01(e);

(g) by Parent, upon written notice to the Company, at any time prior to receipt of the Stockholder Approval, if the Company Board shall have effected an Adverse Recommendation Change (it being understood and agreed that any written notice of the Company’s intention to make an Adverse Recommendation Change in accordance with Section 6.03(b) shall not, in and of itself, result in Parent having any termination rights pursuant to this Section 8.01(g));

(h) by the Company, upon written notice to Parent, at any time prior to receipt of the Stockholder Approval, if (i) the Company shall have received a Superior Proposal and the Company Board shall have effected an Adverse Recommendation Change in respect of such Superior Proposal and authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the transaction contemplated by the Superior Proposal in accordance with Section 6.03, and immediately following such termination, the Company enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, (ii) the Company has complied in all material respects with its obligations in Section 6.02 and Section 6.03 with respect to such Superior Proposal and (iii) substantially concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 9.04; or

(i) by the Company, upon written notice to Parent, if (A) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition would be satisfied if the Closing were on such date, other than solely by virtue of Parent’s failure to effect the Closing) have been and continue to be satisfied or, to the extent permitted by Applicable Law, waived, (B) the Company has irrevocably notified Parent in writing that the Company stands ready, willing and able to consummate the Merger, (C) the Company shall have given Parent written notice at least five Business Days (or, if earlier, the Business Day immediately preceding the End Date) prior to such termination stating that the Company intends to terminate this Agreement pursuant to this Section 8.01(i) and (D) Parent and Merger Sub fail to consummate the Merger within such five Business Day period after the delivery by the Company to Parent of a notice to such effect (or, if earlier, the End Date).

Section 8.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative or any Financing Source Related Party of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 8.02, (ii) Section 6.17(e), (iii) Section 6.18, (iv) Section 6.20(d), (v) the first sentence of Section 6.23 and (vi) Article 9 shall survive any termination hereof pursuant to Section 8.01. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, but subject to Section 9.04(b), the Company shall not be relieved or released from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement. Further, notwithstanding the foregoing or any other provision of this Agreement to the contrary, (A) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, (B) the Guarantees shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms and (C) the parties to the Voting and Support Agreement shall retain any rights thereunder that survive the termination of this Agreement. Nothing in this Section 8.02 shall limit or otherwise affect a party’s right to specific performance as provided in Section 9.09.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided that confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided that no transmission error is received), in each case as follows:

if to Parent, Merger Sub or TIBCO, to:

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, California 94111

Attention: John Stalder

Steven White

Christina Lema

E-Mail: [Omitted]

[Omitted]

[Omitted]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Daniel E. Wolf, P.C.

David M. Klein, P.C.

Chelsea Darnell

E-Mail: daniel.wolf@kirkland.com

dklein@kirkland.com

chelsea.darnell@kirkland.com

and

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attention: Stuart E. Casillas, P.C.

E-Mail: stuart.casillas@kirkland.com

if to the Company, to:

Citrix Systems, Inc.

15 Network Drive

Burlington, Massachusetts 01803

Attention: Antonio G. Gomes, Executive Vice President,

Chief Legal Officer and Secretary

E-Mail: transactionnotices@citrix.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue Boston,

Massachusetts 02210

Attention: Stuart M. Cable

Lisa R. Haddad

Jacqueline Mercier

Facsimile No.: (617) 523-1231

E-Mail: scable@goodwinlaw.com

lhaddad@goodwinlaw.com

jmercier@goodwinlaw.com

Section 9.02 Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time except that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

Section 9.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04 Fees and Expenses.

(a) Except as otherwise provided in this Agreement (including in Section 6.17(e), Section 6.20(d) and the first sentence of Section 6.23), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) In the event that:

(i) this Agreement is validly terminated pursuant to Section 8.01(g) or pursuant to Section 8.01(d) and at the time of such termination Parent could have terminated this Agreement pursuant to Section 8.01(g);

(ii) this Agreement is validly terminated pursuant to Section 8.01(h); or

(iii) this Agreement is validly terminated pursuant to Section 8.01(b) (and at the time of any such termination, the conditions set forth in Section 7.01(b) and Section 7.01(c) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.03(a) and Section 7.03(b) would be satisfied if the date of such termination was the Closing Date) or Section 8.01(d) and (A) after the date hereof an Acquisition Proposal is made to the Company or is otherwise publicly announced or disclosed and (B) within twelve months of the date of such termination, the Company enters into a definitive agreement in respect of such Acquisition Proposal (provided that for purposes of this subsection (iii), each reference to “15%” and “85%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”);

then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds (x) in the case of Section 9.04(b)(i), within three Business Days after such termination, (y) in the case of Section 9.04(b)(ii), substantially concurrently with the termination of this Agreement pursuant to Section 8.01(h) and (z) in the case of Section 9.04(b)(iii), substantially concurrently with the earlier of the execution of a definitive agreement with respect to such Acquisition Proposal or the consummation of such Acquisition Proposal. For the avoidance of doubt, payment of the Company Termination Fee made by the Company under this Section 9.04(b) shall be payable only once with respect to Section 9.04(b) and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent shall receive full payment of the Company Termination Fee pursuant to this Section 9.04(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination, provided that if the Company fails to pay the Company Termination Fee and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for payment of the Company Termination Fee or any portion thereof, then the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (“Recovery Costs”) (provided, however, in no event shall any Recovery Costs payable under this Section 9.04(b) exceed $7,500,000).

(c) In the event that this Agreement is validly terminated (i) by the Company pursuant to Section 8.01(f) or Section 8.01(i) or (ii) by Parent pursuant to Section 8.01(b) and at the time of such termination the Company could have terminated this Agreement pursuant to Section 8.01(f) or Section 8.01(i), then, in any such case, Parent shall pay to the Company the Parent Termination Fee by wire transfer of same-day funds promptly (and in any event within three Business Days) following such termination. In the event that the Company shall receive full payment of the Parent Termination Fee pursuant to this Section 9.04(c), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and except for the expense reimbursement and indemnification obligations of Parent and Merger Sub pursuant to Section 6.17(e), Section 6.20(d), and the first sentence of Section 6.23 (collectively, the “Parent Expenses”), (x) neither Parent nor Merger Sub (or any of the Financing Source Related Parties) shall have any further liability, whether pursuant to a claim at law or in equity, to the Company, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company, any of its Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against Parent or Merger Sub for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided that if Parent fails to pay the Parent Termination Fee and/or any Parent Expenses and the Company commences a suit which results in a final, non-appealable judgment against Parent for payment of the Parent Termination Fee and/or any Parent Expenses, or any portions thereof, then Parent shall pay the Company its Recovery Costs with respect thereto (provided, however, in no event shall any Recovery Costs payable under this Section 9.04(c) exceed $7,500,000). Parent and Merger Sub acknowledge and agree that nothing in this Section 9.04(c), including the Company’s right to receive the Parent Termination Fee pursuant to this Agreement, shall limit or otherwise affect (i) the Company’s right to specific performance as provided in Section 9.09, or (ii) any rights of the Company under the Confidentiality Agreement or the Voting and Support Agreement.

(d) (i) If this Agreement is terminated pursuant to Section 8.01, the Company’s receipt of the Parent Termination Fee, the Parent Expenses and Recovery Costs from Parent (or the Guarantors under and in accordance with the Guarantees) (to the extent payable by Parent pursuant to Section 9.04(c)) will be the sole and exclusive remedy of the Company and the Company Parties against any Parent Related Party in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under Applicable Law arising out of any such breach, termination or failure. Other than payment by Parent (or the Guarantors under and in accordance with the Guaranties) of the Parent Termination Fee, the Parent Expenses and Recovery Costs (in each case, solely to the extent payable by Parent pursuant to Section 9.04(c)), none of the Parent Related Parties will have any further liability or obligation to the Company, any of its Affiliates or any other Company Related Party relating to or arising out of this Agreement, any Agreement executed in connection herewith or the transactions contemplated hereby or thereby for any matters forming the basis of such termination (except that the parties (or their Affiliates) will remain obligated under, and the Company may be entitled to remedies with respect to breaches or threatened breaches of, the Confidentiality Agreement). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any recovery or award (other than the payment by Parent (or the Guarantors under and in accordance with the Guaranties) of the Parent Termination Fee, the Parent Expenses and Recovery Costs to the extent payable by Parent pursuant to Section 9.04(c))against (A) Parent, Merger Sub or any Guarantor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Source Related Parties, Affiliates (other than Parent, Merger Sub or any Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and each Guarantor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages (other than the Parent Expenses, Recovery Costs and the Parent Termination Fee from Parent (or the Guarantors under and in accordance with the Guaranties), in each case to the extent payable by Parent pursuant to Section 9.04(c)) against the Parent Related Parties for, or with respect to, this Agreement, the Financing Commitment Letters, the Guaranties or the transactions contemplated hereby and thereby (including any breach by any Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under Applicable Law arising out of any such breach, termination or failure; provided that the foregoing shall not preclude any liability of the Debt Financing Sources or other financing sources to Parent or Merger Sub (or any other party thereto) under the Debt Commitment Letter, the Preferred Equity Commitment Letter or the definitive agreements relating to the Debt Financing or the Preferred Equity Financing, nor limit Parent or Merger Sub (or any other party thereto) from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source or other financing source pursuant to the Debt Commitment Letter, the Preferred Equity Commitment Letter or the definitive agreements relating to the Debt Financing or the Preferred Equity Financing. Other than the Guarantors’ obligations under the Guaranties and the Equity Commitment Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than any Guarantor, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger. Nothing in this Section 9.04(d)(i) shall limit or otherwise affect (x) the Company’s right to specific performance as provided in Section 9.09 or (y) any rights of the Company under the Confidentiality Agreement or the Voting and Support Agreement.

(ii) Each of the parties hereto acknowledges that the Company Termination Fee and the Parent Termination Fee, do not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(iii) In no event will Parent, Merger Sub or any of their Affiliates be entitled to seek or obtain punitive damages against the Company or any of its Subsidiaries or Affiliates or the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of each of the Company and its Affiliates for, or with respect to, this Agreement or the transactions contemplated hereby (including any breach by the Company), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under Applicable Law arising out of any such breach, termination or failure.

(e) None of the Financing Source Related Parties will have any liability to the Company or any of its Subsidiaries relating to or arising out of this Agreement, the Debt Financing or the Preferred Equity Financing whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Subsidiaries will have any rights or claims against any of the Financing Source Related Parties hereunder or thereunder; provided that nothing in this Section 9.04(e) shall limit the rights of the Surviving Corporation, the Company and/or its Affiliates from and after the Effective Time under any debt commitment letter, preferred equity commitment letter or the definitive agreements for the Debt Financing or the Preferred Equity Financing executed in connection with the Debt Financing or Preferred Equity Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Surviving Corporation, the Company and/or its Affiliates are party thereto.

Section 9.05 Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may: (a) assign their rights under this Agreement (x) in connection with a merger or consolidation of Parent or Merger Sub or (y) to any of their respective Affiliates; or (b) collaterally assign to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or the Guarantees; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of Company Common Stock and Company Equity Awards pursuant to this Agreement. No assignment by any party will relieve such party of any of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for, from and after the Effective Time, the rights of the holders of the Company Common Stock and Company Equity Awards with respect to provisions of Article 2 concerning payment of the applicable portion of the Aggregate Merger Consideration and/or the Converted Cash Awards, Section 6.11, the last sentence of Section 6.13, Section 6.17(e) and Section 6.20(d), which provisions shall inure to the benefit of the Persons or entities benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein; provided, however, that, prior to the Effective Time, the rights and remedies conferred on the holders of the Company Common Stock and Company Equity Awards pursuant to Article 2 concerning payment of the Aggregate Merger Consideration may only be enforced by the Company acting on the behalf of the holders of Company Common Stock and Company Equity Awards.

Section 9.06 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 9.07 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of, relating to or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware (and any appellate court therefrom) (the “Delaware Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.08.

Section 9.09 Specific Performance.

(a) The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The parties hereto agree that unless and until this Agreement is validly terminated in accordance with Section 8.01, (i) the parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement (other than Parent’s and Merger Sub’s obligation to cause the Equity Financing to be funded and to effect the Closing, which shall be governed solely by the next sentence), without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 8.02 or Section 9.04, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties hereto further agree that unless and until this Agreement is validly terminated in accordance with Section 8.01, the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Parent’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein if and only if and for so long as (A) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing; provided that each such condition would be satisfied if the Closing were on such date) have been and continue to be satisfied or waived and Parent failed to consummate the Closing on the date required pursuant to the terms of Section 2.01 and (B) the Debt Financing and the Preferred Equity Financing (or, as applicable, Alternative Financing) is available to be funded in full at the Closing and has been funded in full or will be funded in full if the Equity Financing is funded and (C) the Company has irrevocably confirmed in writing that if the Financing is funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement and Parent and Merger Sub have failed to consummate the Closing within five Business Days after receipt of such irrevocable confirmation (such clauses (A), (B) and (C), together, the “Specific Performance Conditions”). For the avoidance of doubt, (a) in no event shall the Company be entitled to specifically enforce (or to bring any action or proceeding in equity seeking to specifically enforce) Parent’s rights under the Equity Commitment Letter to cause the Equity Financing to be funded or to effect the Closing other than as expressly provided in the immediately preceding sentence and (b) in no event shall the Company, Parent or Merger Sub be entitled to seek or specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other action or proceeding in equity in connection with the transactions contemplated by this Agreement against any other party hereto other than under the circumstances expressly set forth in this Section

9.09(a). Subject to the two preceding sentences, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy; provided that, for the avoidance of doubt, with respect to the equitable remedy to specifically enforce Parent’s or Merger Sub’s obligation to effect the Closing, Parent and Merger Sub may oppose the granting of specific performance on the basis that one of the Specific Performance Conditions has not been satisfied.

(b) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination) to the extent otherwise permitted hereby, nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right, subject in all respects to the other terms of this Agreement, to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

(c) Subject to the terms and conditions of Section 9.09(a) and subject to the terms and conditions of the Equity Commitment Letter and/or the Guarantees, the Company may cause Parent to enforce the terms of such Equity Commitment Letter and/or Guarantees to cause the applicable Equity Investor or Guarantors, as the case may be, to provide funds to Parent to permit Parent to satisfy its obligations hereunder.

(d) Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in this Section 9.09 nor Section 9.04 shall limit in any way the remedies of the parties under the Confidentiality Agreement or the Voting and Support Agreement.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Parent Guarantee. Parent has the authority to and shall cause TIBCO and Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by TIBCO or Merger Sub in accordance with the terms of this Agreement, the Merger, the Financing and the other transactions and agreements contemplated by this Agreement, as applicable thereto. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees and has the authority to and shall cause full performance and payment by TIBCO and Merger Sub of each of the covenants, obligations and undertakings required to be performed by TIBCO and Merger Sub under this Agreement and the transactions and agreements contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of TIBCO or Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.12 Entire Agreement; No Reliance; Access to Information.

(a) This Agreement, the Confidentiality Agreement (and any confidentiality agreements between the Company and the Equity Investors and/or their respective Affiliates), the Voting and Support Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule, the Financing Commitment Letters and the Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b) Parent and Merger Sub agree that, except for the representations and warranties contained in Article 4 of this Agreement, the Company makes no other representations or warranties and hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that none of the Company or any of its Subsidiaries make or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, in each case, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.

(c) Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and received answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Article 4 of this Agreement. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and, for the avoidance of doubt, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement, that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

(d) The Company agrees that, except for the representations and warranties contained in Article 5 of this Agreement, Parent and Merger Sub make no other representations or warranties and hereby disclaim any other representations or warranties made by themselves or any of their Representatives on their behalf, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. The Company acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of Parent or Merger Sub, other than the representations and warranties of the Company contained in Article 5 of this Agreement.

Section 9.13 Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.14 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This

Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15 Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, the Subsidiaries of the Company, and each of their respective controlled Affiliates, and Parent and Merger Sub, on behalf of themselves, their respective Subsidiaries and each of their respective controlled Affiliates hereby: (a) agree that any legal actions or proceedings involving the Debt Financing Sources and/or Preferred Equity Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns (collectively, including the Debt Financing Sources and Preferred Equity Financing Sources, the “Financing Source Related Parties”) arising out of or relating to, this Agreement, the Debt Financing, the Preferred Equity Financing or any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letter), the Preferred Equity Financing (including the Preferred Equity Commitment Letter) or any of the transactions contemplated hereby or thereby, shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of any other law) and shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and the Company irrevocably submits itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court, and agrees not to bring or support any such action or proceeding against any Financing Source Related Party in any forum other than such courts, (b) WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING BROUGHT AGAINST THE FINANCING SOURCE RELATED PARTIES, (c) agree that none of the Financing Source Related Parties shall have any liability to the Company, the Subsidiaries of the Company or their respective Affiliates (other than, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries (or, at or after the Effective Time, the Company and its Subsidiaries)) relating to or arising out of this Agreement, the Debt Financing, the Preferred Equity Financing or any of the agreements entered into in connection with the Debt Financing and/or Preferred Equity Financing (including the Debt Commitment Letter and the Preferred Equity Commitment Letter), (d) agree that only Parent, Merger Sub, Surviving Corporation or their respective Subsidiaries (or, at and after the Effective Time, the Company and its Subsidiaries) shall be permitted to bring any claim (including any claim for specific performance) against a Debt Financing Source and/or Preferred Equity Financing Source, as applicable, for failing to satisfy any obligation to fund the Debt Financing and/or the Preferred Equity Financing pursuant to the terms of any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letter) and/or the Preferred Equity Financing (including the Preferred Equity Commitment Letter), as applicable, and that none of the Company, the Subsidiaries of the Company or any of their respective controlled Affiliates (except at or after the Effective Time as an Affiliate) shall be entitled to seek the remedy of specific performance with respect to Parent’s, Merger Sub’s or their respective Affiliates’ rights under such agreements against the Debt Financing Sources and/or Preferred Equity Financing Sources and/or any Financing Source Related Parties, as applicable, party thereto, (e) agree, solely prior to the Effective Time, in no event will any Financing Source Related Party be liable to the Company or its Subsidiaries for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with the Debt Financing or the Preferred Equity Financing, as applicable and (f) agree that the Financing Source Related Parties are express third party beneficiaries of the third sentence of Sections 9.04(d)(i) and 9.04(e) and this Section 9.15 of this Agreement, and the Debt Financing Sources and Preferred Equity Financing Sources may enforce such rights under such provisions and such provisions (and any definitions used in such provisions or any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provisions would materially modify and abrogate the substance of this Section) shall not be amended, supplemented, waived or otherwise modified in any way materially adverse to any Financing Source Related Parties without the prior written consent of each related Debt Financing Source.

Section 9.17 Non-Recourse Parent Parties. In no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, each Guarantor, Parent and Merger Sub) or file or assert any claim with respect to this Agreement, the Equity Commitment Letter or the Guaranties or the transactions contemplated hereby and thereby (including any breach by any Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under Applicable Law arising out of or relating to any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or any Guarantor solely to the extent expressly provided for in the Guaranties and the Equity Commitment Letter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITRIX SYSTEMS, INC.

By:	/s/ Antonio G. Gomes
Name: Antonio G. Gomes
Title: Executive Vice President and Chief Legal Officer

PICARD PARENT, INC.

By:	/s/ Steven White
Name: Steven White
Title: Vice President, Treasurer and Secretary

PICARD MERGER SUB, INC.

By:	/s/ Steven White
Name: Steven White
Title: Vice President, Treasurer and Secretary

TIBCO SOFTWARE INC., solely for the purposes set forth herein

By:	/s/ Thomas Berquist
Name: Thomas Berquist
Title: Chief Financial Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Form of Certificate of Incorporation of Surviving Corporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CITRIX SYSTEMS, INC.

ARTICLE ONE

The name of the corporation is Citrix Systems, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of common stock, with a par value of $0.001 per share. Each holder of record of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

1. Actions, Suits and Proceedings Other than by or in the Rights of the Corporation. The Corporation shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by law, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “‘Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation. as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

5. Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may he accepted without reference to the financial ability of such person to make such repayment.

6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), even though less than a quorum, (b) if there are no such disinterested directors, or if such disinterested directors so direct, by independent legal counsel (who may be regular legal counsel to the corporation) in a written opinion, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, or (d) the Delaware Court of Chancery.

7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

9. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees),judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

11. Insurance. The Corporation may purchase find maintain insurance, at its expense, to protect itself and any director, officer, employee: or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by an applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

15. Subsequent Legislation. If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B

Form of Bylaws of Surviving Corporation

SECOND AMENDED AND RESTATED

BY-LAWS

OF

CITRIX SYSTEMS, INC.

A Delaware corporation

(Adopted as of [•], 2022)

ARTICLE I

OFFICES

Section 1 Registered Office. The registered office of the corporation in the State of Delaware shall be located is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the corporation’s registered agent at such address shall be Corporation Service Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2 Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1 Annual Meetings. An annual meeting of the stockholders shall be held each year within one hundred twenty (120) days after the close of the immediately preceding fiscal year of the corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place, if any, and/or the means of remote communication, of the annual meeting shall be determined by the board of directors of the corporation. No annual meeting of stockholders need be held if not required by the corporation’s certificate of incorporation or by the General Corporation Law of the State of Delaware.

Section 2 Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships) and may be held at such time and place, within or without the State of Delaware, and/or by means of remote communication, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the board of directors or the president and shall be called by the president upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the president. The date, time and place, if any, and/or remote communication, of any special meeting of stockholders shall be determined by the board of directors of the corporation. On such written request, the president shall fix a date and time for such meeting within 10 days after receipt of a request for such meeting in such written request.

Section 3 Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, and/or by means of remote communication, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4 Notice. Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting and to each director not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (1) such posting and (2) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the stockholder. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (1) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5 Stockholders List. The officer who has charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6 Quorum. The holders of a majority of the issued and outstanding shares of capital stock, entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the corporation’s certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

Section 7 Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8 Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9 Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the corporation’s certificate of incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 10 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11 Action by Written Consent. Unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by reputable overnight courier service. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days after the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 12 Action by Facsimile, Email or Other Electronic Transmission Consent. A facsimile, email or other electronic transmission by a stockholder or proxyholder (or by any person authorized to act on such person’s behalf) of a proxy or a written consent to an action to be taken (including the delivery of such a document in the .pdf, .tif, .gif, .peg or similar format attached to an email message) shall be deemed to be written, signed, dated and delivered to the corporation for the purposes of this Article; provided that any such facsimile, email or other electronic transmission sets forth or is delivered with information from which the corporation can determine (A) that the facsimile, email or other electronic transmission was transmitted by the stockholder or proxyholder or by a person authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person transmitted such facsimile, email or other electronic transmission. The date on which such facsimile, email or other electronic transmission is transmitted shall be deemed to be the date on which such consent or proxy was signed. Any such facsimile, email or other electronic transmission of a consent or proxy shall be treated in all respects as an original executed consent or proxy and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of the board of directors or the Secretary of the corporation, each stockholder, proxyholder or other authorized person who delivered a consent or proxy by facsimile, email or other electronic transmission shall re-execute the original form thereof and deliver such original to the corporation at its registered office in the State of Delaware, its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. No consent given by facsimile, email or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE III

DIRECTORS

Section 1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2 Number, Election and Term of Office. The number of directors which shall constitute the first board shall be three (3). Thereafter, the number of directors shall be established from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as otherwise provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3 Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect of the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

Section 4 Vacancies. Except as otherwise provided in the corporation’s certificate of incorporation, board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5 Annual Meetings. The annual meeting of each newly elected board of directors shall be held without notice (other than notice under these by-laws) immediately after, and at the same place, if any, as the annual meeting of stockholders.

Section 6 Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place, if any, as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office. Special meetings of the board of directors may be called by or at the request of the president or any director on at least 24 hours notice to each director, either personally, by telephone, by mail or by electronic transmission.

Section 7 Quorum, Required Vote and Adjournment. A majority of the total number of directors then in office authorized shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Except as otherwise required by the corporation’s certificate of incorporation, each director shall be entitled to one vote on exactly the matter presented to the board for approval.

Section 8 Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation, except as otherwise limited by applicable law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9 Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of a majority of the members of the committee then in office shall be necessary to constitute a quorum. In the event that a member and such member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 10 Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 11 Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting, except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12 Action by Written Consent. Unless otherwise restricted by the corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV

OFFICERS

Section 1 Number. The officers of the corporation shall be elected by the board of directors and shall consist of a president, one or more vice presidents, a treasurer, a secretary, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2 Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3 Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4 Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5 Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6 The President. The president shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

Section 7 Vice-presidents. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.

Section 8 The Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The treasurer shall perform such other duties and have such other powers as the board of diretors of the president may, from time to time, prescribe.

Section 9 Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by applicable law, shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe, and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

Section 10 Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 11 Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1 Actions, Suits and Proceedings Other than by or in the Rights of the Corporation. The Corporation shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by law, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “‘Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

Section 2 Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation. as a director, officer or trustee to or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

Section 3 Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

Section 4 Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

Section 5 Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may he accepted without reference to the financial ability of such person to make such repayment.

Section 6 Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), even though less than a quorum, (b) if there are no such disinterested directors, or if such disinterested directors so direct, by independent legal counsel (who may be regular legal counsel to the corporation) in a written opinion, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, or (d) the Delaware Court of Chancery.

Section 7 Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

Section 8 Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 9 Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

Section 10 Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

Section 11 Insurance. The Corporation may purchase find maintain insurance, at its expense, to protect itself and any director, officer, employee: or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

Section 12 Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

Section 13 Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by an applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 14 Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

Section 15 Subsequent Legislation. If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE VI

CERTIFICATES OF STOCK

Section 1 Form. Shares of stock of the corporation may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware. If certificated, every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by any two (2) officers of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any officer of the corporation may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates representing shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2 Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3 Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.

Section 4 Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5 Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6 Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7 Subscriptions for Stock. Unless otherwise provided for in any subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII

GENERAL PROVISIONS

Section 1 Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the corporation’s certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to applicable law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the corporation’s certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, deem proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2 Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3 Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4 Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6 Corporate Seal. The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7 Voting Securities Owned By Corporation. Voting securities in any other corporation or other entity (such as a limited liability company, limited partnership or trust) held by the corporation shall be voted as directed by the board of directors, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8 Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9 Exclusive Jurisdiction. Unless otherwise waived by resolution of the Board, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the corporation’s certificate of incorporation or by-laws or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine.

Section 10 Section Headings. Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11 Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII

AMENDMENTS

These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

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